ADIA 2023

PROXY STATEMENT

SCHEDULE 14A	ACADIA 2024 PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Acadia Pharmaceuticals Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER TO
Acadia Pharmaceuticals Inc.	STOCKHOLDERS
12830 El Camino Real, Suite 400
San Diego, California 92130

Notice of Annual Meeting of Stockholders

Dear Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc., a Delaware corporation (“Acadia” or the “Company”). The meeting will be held on May 29, 2024 at 9:00 a.m. Pacific time. This year’s annual meeting will be held virtually. You can attend the annual meeting by visiting www.meetnow.global/MCJNNMF, where you will be able to listen to the meeting live, submit questions and vote online. You may log-in to the meeting beginning at 8:45 a.m. Pacific time on Wednesday, May 29, 2024, after entering your control number included in your proxy card. You will not be able to attend the meeting in person. We are holding the annual meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.
To elect three Class II directors named herein to hold office until the Company’s 2027 Annual Meeting of Stockholders.
2.
To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.
3.
To approve the Company’s 2024 Equity Incentive Plan.
4.
To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
5.
To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 22, 2024. Only stockholders of record at the close of business on that date and their proxy holders may submit questions and vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Jennifer J. Rhodes
Jennifer J. Rhodes
Executive Vice President, Chief Legal Officer and Secretary

San Diego, California April 26, 2024

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 29, 2024 at 9:00 a.m. Pacific time
This Proxy Statement and the Company’s Annual Report to Stockholders are available at https://ir.acadia.com.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the internet as described in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting online. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 29, 2024 at 9:00 a.m. Pacific time
This Proxy Statement and the Company’s Annual Report to Stockholders are available at https://ir.acadia.com.

TABLE OF
CONTENTS

TABLE OF CONTENTS

ACADIA 2024
PROXY
Acadia Pharmaceuticals Inc.	STATEMENT
12830 El Camino Real, Suite 400
San Diego, California 92130

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on May 29, 2024

Questions and Answers About these Proxy Materials and Voting

Why am I receiving these materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Acadia Pharmaceuticals Inc., a Delaware corporation (sometimes referred to as “Acadia,” the “Company,” “we,” “our” or “us”), is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. The annual meeting will be held virtually on May 29, 2024 at 9:00 a.m. Pacific time. You are invited to attend the annual meeting online to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the phone or through the internet.

We intend to first mail these proxy materials on or about April 29, 2024 to all stockholders of record entitled to vote at the annual meeting.

Why are we holding a virtual annual meeting?

This year, like in previous years, we have implemented a virtual format for our annual meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost (other than any costs associated with your internet access, such as usage charges from internet access providers and telephone companies). A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask questions of the Board or management. During the annual meeting, we may answer questions submitted during the annual meeting and address those asked in advance, to the extent relevant to the business of the annual meeting, as time permits.

What do I need to do to attend the annual meeting?

You will be able to attend the annual meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.meetnow.global/MCJNNMF. To participate in the annual meeting, you will need the control number included on your proxy card. The annual meeting webcast will begin promptly at 9:00 a.m. Pacific time on May 29, 2024. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific time, and you should allow ample time for the check-in procedures.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 22, 2024 (the “Record Date”), will be entitled to vote at the annual meeting. On the Record Date, there were 165,203,485 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination for a legally valid purpose by any stockholder beginning ten days prior to the annual meeting at our headquarters located at 12830 El Camino Real, Suite 400, San Diego, California 92130. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (858) 558-2871 or writing to her at the address above.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on the Record Date, your shares were registered directly in your name with Acadia’s transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return your vote by proxy over the telephone, on the internet or vote by proxy using the enclosed proxy card to ensure your vote is counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your broker, bank or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the internet, including by providing you with a 16-digit control number via email or on your proxy card or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your proxy card or voting instruction form, and you wish to vote prior to or at the annual meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

What am I voting on?

There are four matters scheduled for a vote:

•
Proposal 1, election of three Class II directors, Julian C. Baker, Stephen R. Biggar, M.D., Ph.D., and Daniel B. Soland, to hold office until our 2027 Annual Meeting of Stockholders (“Election of Directors Proposal”);

•
Proposal 2, advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the rules adopted by the SEC (“Say-on-Pay Proposal”);
•
Proposal 3, approval of the Company’s 2024 Equity Incentive Plan (“Equity Plan Proposal”); and
•
Proposal 4, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (“Auditor Ratification Proposal”).

What if another matter is properly brought before the annual meeting?

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on the Record Date, you were a stockholder of record, you may vote online during the annual meeting, by proxy over the telephone, by proxy through the internet or by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still vote online during the annual meeting even if you have already voted by proxy.

•
To vote during the annual meeting, visit www.meetnow.global/MCJNNMF, where stockholders of record on the Record Date may vote and submit questions during the meeting (have your proxy card in hand when you visit the website as you will need to enter your control number on your proxy card).
•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 28, 2024 to be counted.
•
To vote through the internet prior to the meeting, go to http://www.investorvote.com/ACAD to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 28, 2024 to be counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you should have received a voting instruction form with these proxy materials from that organization rather than from Acadia. You must follow these instructions for your broker, bank or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the internet, including by providing you with a 16-digit control number via email or on your proxy card or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your proxy card or voting instruction form, and you wish to vote prior to or at the annual meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain your 16-digit control number. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain their 16-digit control number either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

We provide online proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on the Record Date.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted “For” the election of each of the Board’s nominees for director in the Election of Directors Proposal, “For” the advisory Say-on-Pay Proposal, “For” the Equity Plan Proposal, and “For” the Auditor Ratification Proposal, as applicable. If any other matter is properly brought before the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), which governs the discretion of brokers, banks and other securities intermediaries to vote the shares of beneficial owners at annual meetings even though our stock is not listed with NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, NYSE has advised us that Proposals 1 (Election of Directors Proposal), 2 (Say-on-Pay Proposal) and 3 (Equity Plan Proposal) are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, NYSE has advised us that Proposal 4 (Auditor Ratification Proposal) is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on such proposal. .

If you are a beneficial owner of shares held in street name, and you do not plan to attend the annual meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to their broker, bank or other agent holding the shares as to how to vote on matters deemed “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, advisory approval of executive compensation, or certain amendments to charter documents.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding any proxy materials to beneficial owners. In addition, the Company has retained Innisfree to aid in the solicitation of proxies.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If, on the Record Date, your shares were registered directly in your name with Acadia’s transfer agent, Computershare, Inc., then you may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•
You may submit a properly completed proxy card with a later date.
•
You may grant a subsequent proxy by telephone or through the internet.
•
You may send a timely written notice that you are revoking your proxy to Acadia’s Corporate Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the annual meeting.
•
You may vote online during the annual meeting. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, or telephone or internet proxy, is the one that is counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF BROKER OR BANK

If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you should follow the instructions provided by your broker, bank or other stockholder of record.

What vote is required for adoption or approval of each proposal and how will votes be counted?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Voting Options	Effect of Abstentions	Effect of Broker Non-Votes	Board Recommendation
1	Election of three Class II directors to hold office until our 2027 Annual Meeting of Stockholders	Nominees receiving the most “For” votes; withheld votes will have no effect	For or Withhold	Not applicable	No effect	FOR all Board nominees
2	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter	For, Against or Abstain	Against	No effect	FOR
3	Approval of the Company’s 2024 Equity Incentive Plan	“For” votes from a majority of votes cast on this proposal	For, Against or Abstain	No effect(1)	No effect	FOR
4	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	“For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter	For, Against or Abstain	Against	Not applicable(2)	FOR

(1)
If you abstain from voting on a matter requiring a majority of the votes cast, your abstention will not affect the outcome of such vote because abstentions are not considered to be votes cast.

(2)
NYSE has advised us that this proposal is considered to be a “routine” matter under NYSE rules. Although our shares are not listed with NYSE, NYSE regulates broker-dealers and their discretion to vote on stockholder proposals. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent would have discretionary authority under NYSE rules to vote your shares on this proposal. Given such discretionary authority, we do not anticipate broker non-votes for this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the Record Date, there were 165,203,485 shares outstanding and entitled to vote. Thus, the holders of 82,601,743 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Current Report on Form 8-K, which we plan to file within four business days after the date of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the date of the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

This proxy statement and the Company’s annual report to stockholders are available at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report.

What should I do if I have other questions regarding voting or require any assistance with voting my shares?

If you have any questions or require any assistance with voting your shares, please contact Innisfree, our proxy solicitor, using the contact information listed below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (877) 750-9497 (from the United States and Canada)

Stockholders May Call: (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to future events, including, without limitation, our beliefs regarding the determinations of NYSE with respect to the proposals in this proxy statement. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a nonexclusive list of major factors which could cause the actual results to differ materially from the predicted results in the forward-looking statements, please refer to the “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (our “Annual Report”) and in our subsequently filed periodic or current reports on Form 10-Q and Form 8-K.

PROPOSAL 1:
ELECTION OF DIRECTORS

Acadia’s Board of Directors is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The Board of Directors presently has nine members. There are currently three directors in Class II, whose terms of office expire in 2024. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), the Board has considered and nominated the following incumbent Class II directors: Julian C. Baker, Stephen R. Biggar, M.D., Ph.D., and Daniel B. Soland.

Each Board nominee is currently a director of the Company who was previously elected by the Company’s stockholders. If elected at the annual meeting, each of these nominees would serve until the 2027 Annual Meeting of Stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes I and III expire at our 2026 and 2025 Annual Meetings of Stockholders, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting. All of our directors except for one attended the 2023 Annual Meeting of Stockholders. Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected; a “Withhold” vote will have no effect. You do not have the option to abstain from this proposal, and stockholders do not have cumulative voting rights in the election of directors. NYSE has advised us that this proposal is considered a “non-routine” matter under NYSE rules and, therefore, if you do not return voting instructions to your broker by its deadline, this will result in a broker non-vote, which will have no effect on this proposal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three Board nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NOMINEE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table sets forth information as of April 26, 2024 for our directors and executive officers:

Name	Age	Position
Stephen R. Biggar	53	Chair of the Board and Director
Julian C. Baker	57	Director
Laura A. Brege	66	Director
James M. Daly	62	Director
Elizabeth A. Garofalo	66	Director
Edmund P. Harrigan	71	Director
Adora Ndu	43	Director
Daniel B. Soland	65	Director
Stephen R. Davis	63	Director and Chief Executive Officer
Jennifer J. Rhodes	54	Executive Vice President, Chief Legal Officer and Secretary
Mark C. Schneyer	50	Executive Vice President, Chief Financial Officer
Brendan P. Teehan	55	Executive Vice President, Chief Operating Officer and Head of Commercial
Elizabeth H. Z. Thompson, Ph.D.	49	Executive Vice President, Head of Research and Development

The NCG Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The NCG and the Board also recognize the importance of diversity in board composition, including diversity of experience, gender and ethnicity. To that end, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. The following is a brief biography of each nominee and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the NCG Committee to recommend that person to continue to serve on the Board.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2027 ANNUAL MEETING

Julian C. Baker has served as a director of the Company since December 2015. Mr. Baker is a Managing Member of Baker Bros. Advisors LP (“Baker Bros.”), a registered investment adviser focused on long-term investments in life-sciences companies. Mr. Baker founded Baker Bros., together with his brother, Felix Baker, Ph.D., in 2000. Prior to founding Baker Bros., Mr. Baker was a portfolio manager at Tisch Financial Management from 1994 to 1999. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker currently serves on the boards of directors of Incyte Corporation, Prelude Therapeutics Incorporated and Madrigal Pharmaceuticals, Inc., each public companies. Mr. Baker also serves on the boards of directors of Everyone Medicines, Inc. and Alumis Inc., each privately held companies. During the past five years, Mr. Baker has served on the boards of directors of Genomic Health, Inc. and Idera Pharmaceuticals, Inc. Mr. Baker holds an A.B. from Harvard University. The NCG Committee believes that Mr. Baker is qualified to serve as a member of our board of directors based on his extensive financial industry experience focused on life science companies.

Stephen R. Biggar, M.D., Ph.D., has served as a director of the Company since January 2013, and as chairman of our board of directors since June 2016. Dr. Biggar currently serves as Partner at Baker Bros. Advisors LP, a registered investment adviser focused on long-term investments in life-sciences companies. Dr. Biggar joined Baker Bros. Advisors LP in 2000. Dr. Biggar currently serves on the boards of directors of Kiniksa Pharmaceuticals, Ltd. and TScan Therapeutics, Inc., each public companies. Dr. Biggar also serves on the board of directors of Notch Therapeutics, Inc., a private company, and the University of Rochester Board of Trustees. During the past five years, Mr. Biggar has served on the board of directors of Vivelix Pharmaceuticals and Neurogene, Inc. Dr. Biggar received an M.D. and a Ph.D. in immunology from Stanford University and received a B.S. in genetics from the University of Rochester. The NCG Committee believes that Dr. Biggar is qualified to serve as a member of our board of directors based on his scientific background and financial industry experience, as well as his public company board experience in the biopharmaceutical industry.

Daniel B. Soland has served as a director of the Company since March 2015. Mr. Soland most recently served as Senior Vice President and Chief Operating Officer of Idera Pharmaceuticals, Inc. from January 2021 to January 2023, and previously served as Chief Executive Officer of uniQure N.V., a human gene therapy company, from December 2015 until September 2016. Mr. Soland previously served as Senior Vice President and Chief Operating Officer of ViroPharma, Inc. starting in 2008 until it was acquired in 2014, and as Vice President and Chief Commercial Officer of ViroPharma from 2006 to 2008. During his tenure at ViroPharma, Mr. Soland managed the commercial, manufacturing and quality organizations, helped build the company’s commercial infrastructure in the United States, Europe, and Canada and led the launch of Cinryze®, one of the most successful ultra-orphan drugs in the United States. Mr. Soland served as President, Chiron Vaccines, of Chiron Corporation from 2005 to 2006 and led the growth of the vaccine business to over $1 billion in sales. From 2002 through 2005, Mr. Soland served as President and Chief Executive Officer of Epigenesis Pharmaceuticals. Earlier in his career, Mr. Soland worked for GlaxoSmithKline in increasing roles of responsibility from 1993 to 2002, including as Vice President and Director, Worldwide Marketing Operation, GSK Biologicals. He currently serves on the board of directors of DBV Technologies S.A. During the past five years, Mr. Soland served on the board of directors of KalVista Pharmaceuticals, Inc. Mr. Soland holds a B.S. in pharmacy from the University of Iowa. The NCG Committee believes that Mr. Soland is qualified to serve as a member of our board of directors based on his extensive management and commercial expertise in the biopharma industry.

The following is a brief biography, and a discussion of the specific experience, qualifications, attributes or skills of each director whose term will continue after the annual meeting.

Directors Continuing in Office Until the 2025 Annual Meeting

Laura A. Brege has served as a director of the Company since May 2008. Since April 2017, Ms. Brege has served as a Senior Advisor to BridgeBio Pharma, Inc. From September 2015 to December 2017, Ms. Brege served as Managing Director of Cervantes Life Science Partners, LLC., a consulting firm providing integrated business solutions to life sciences companies. From September 2012 to July 2015, Ms. Brege served as President and Chief Executive Officer of Nodality, Inc., a life sciences company focused on innovative personalized medicine. Prior to joining Nodality, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, from 2006 to 2012, including Executive Vice President and Chief Operating Officer. While at Onyx, Ms. Brege led multiple functions, including commercialization, strategic planning, corporate development and medical, scientific and government affairs. Prior to Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm specializing in early-stage financing for technology companies. Previously, Ms. Brege was Senior Vice President and Chief Financial Officer at COR Therapeutics, Inc., where she helped build the company from an early-stage research and development company through commercial launch of a successful cardiovascular product. Earlier in her career, Ms. Brege served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies. Ms. Brege currently serves on the boards of directors of Edgewise Therapeutics, Inc., HLS Therapeutics, Inc.,

Mirum Pharmaceuticals, Inc., Pacira BioSciences, Inc. and T-knife Therapeutics, Inc. During the past five years, Ms. Brege has served on the boards of directors of Aratana Therapeutics, Inc., California Life Sciences Association, Dynavax Technologies Corporation and Portola Pharmaceuticals, Inc. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago. The NCG Committee believes that Ms. Brege is qualified to serve as a member of our board of directors based on her extensive executive management experience in the pharmaceutical, biotechnology and venture capital industries.

Stephen R. Davis has served as the Chief Executive Officer and as a director of the Company since September 2015. Mr. Davis joined us in July 2014 as our Executive Vice President, Chief Financial Officer and Chief Business Officer and has served as our Chief Executive Officer since March of 2015. Mr. Davis brings over 25 years of executive-level experience in the pharmaceutical industry. Prior to joining the Company, Mr. Davis served as Executive Vice President and Chief Operating Officer at Heron Therapeutics, Inc. from May 2013 to June 2014, and Executive Vice President and Chief Operating Officer at Ardea Biosciences, Inc. from April 2010 to January 2013. Prior to joining Ardea, Mr. Davis served in numerous executive roles at Neurogen Corporation from July 1994 to December 2009, including Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. Earlier in his career, Mr. Davis practiced as a certified public accountant with a major accounting firm and as a corporate and securities attorney with a Wall Street law firm. During the past five years, Mr. Davis has served on the board of directors of Bellicum Pharmaceuticals, Inc. and Heron Therapeutics. Mr. Davis earned his J.D. from Vanderbilt University and his B.S. in accounting from Southern Nazarene University. The NCG Committee believes that Mr. Davis is qualified to serve as a member of our board of directors based on his deep experience as an executive officer which enables him to bring critical company-specific and industrywide knowledge and leadership skills to the Board.

Elizabeth A. Garofalo, M.D., has served as a director of the Company since September 2020. Since 2016, Dr. Garofalo has served as the Principal for EAG Pharma Consulting LLC. Prior to that, Dr. Garofalo served in numerous leadership roles at Novartis International AG, including as Senior Vice President and Global Head of Clinical Development and member of the Novartis Global Development Leadership Team, Chair of the Novartis Portfolio Stewardship Board and Co-Head of the Novartis Neuroscience Franchise. Prior to serving at Novartis, Dr. Garofalo was Vice President and Head of the Neuroscience Therapy Area at Astellas Pharma, Inc. Dr. Garofalo started her career at Parke-Davis/Pfizer, where she held positions of increasing responsibility including Ann Arbor Site Head of Neuroscience and Ann Arbor Site Head of Worldwide Regulatory Affairs. Dr. Garofalo currently serves on the boards of directors of Alector, Inc. and Xenon Pharmaceuticals Inc. During the past five years, Dr. Garofalo served on the board of directors of Exicure Inc. She also chairs the board of the Institute for Advanced Clinical Trials for Children and was the Chair of the Business Advisory Board for the Epilepsy Foundation of America. Dr. Garofalo earned her M.D. from the Indiana University School of Medicine where she completed her pediatric residency. She completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School. The NCG Committee believes that Dr. Garofalo is qualified to serve as a member of our board of directors based on her research expertise in neuroscience, extensive management experience and board experience in the life sciences industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING

James M. Daly has served as a director of the Company since January 2016. Mr. Daly served as Executive Vice President and Chief Commercial Officer at Incyte Corporation from October 2012 to June 2015. Prior to joining Incyte, Mr. Daly worked for Amgen, Inc. for 10 years, holding multiple leadership positions, including Senior Vice President, North America Commercial Operations, Global Marketing and Commercial Development. Previously, he served as Vice President and General Manager of Amgen’s Oncology Business Unit. His teams at Amgen were responsible for the successful launch of many products, including Aranesp®, Neulasta®, Vectibix®, Nplate®, Xgeva® and Prolia®. Previously, Mr. Daly spent over 16 years with Glaxo Wellcome/GlaxoSmithKline, where he held roles of increasing responsibility, including Senior Vice President, General Manager, Respiratory and Anti-Infective Business Unit, and led the U.S. launch of Advair®. Mr. Daly currently serves on the boards of directors of Argenx SE and Madrigal Pharmaceuticals, Inc., each public companies. During the past five years, Mr. Daly has served on the boards of directors of Chimerix Inc., Bellicum Pharmaceuticals, Inc. and Halozyme Therapeutics, Inc. Mr. Daly earned his B.S. in pharmacy and M.B.A. from the University at Buffalo, The State University of New York. The NCG Committee believes that Mr. Daly is qualified to serve as a member of our board of directors based on his extensive experience as an executive and director of life sciences companies.

Edmund P. Harrigan, M.D., has served as a director of the Company since November 2015. Since July 2015, Dr. Harrigan has served as Principal at Harrigan Consulting, LLC, a consulting firm providing business consulting services to life sciences companies. Previously, Dr. Harrigan served as Senior Vice President of Worldwide Safety and Regulatory for Pfizer Inc. from 2012 to 2015, where he led a 3,500-person team in 80 countries that was responsible for collecting, interpreting and reporting clinical safety data for more than 600 marketed products, and managed regulatory interactions with global health agencies. Dr. Harrigan’s previous executive leadership roles at Pfizer included serving as Senior Vice President, Head of Worldwide Business Development, Senior Vice President, Head of Worldwide Regulatory Affairs and Quality Assurance, and Vice President, Head of Neuroscience and Ophthalmology. Earlier in his career at Pfizer, Dr. Harrigan served as Vice President of Clinical Development, Therapeutic Area Head, CNS and Pain. Before entering the pharmaceutical industry in 1990, Dr. Harrigan was a practicing neurologist for seven years. He currently serves on the boards of directors of Incyte Corp., PhaseBio Pharmaceuticals, Inc., each public companies, and Algo Therapeutics, a privately-held company. During the past five years, Dr. Harrigan has served on the boards of directors of Bellicum Pharmaceuticals and Karuna Therapeutics. Dr. Harrigan earned his B.A. in chemistry from St. Anselm College and holds an M.D. from the University of Massachusetts at Worcester. The NCG Committee believes that Dr. Harrigan is qualified to serve as a member of our board of directors based on his extensive medical industry and pharmaceutical industry experience.

Adora Ndu, Pharm.D., J.D., has served as a director of the Company since October 2022. Dr. Ndu has served as Chief Regulatory Affairs Officer of BridgeBio Pharma Inc. since January 2022, and as Chief Regulatory and Interim Legal Officer at BridgeBio from October 2022 to September 2023. Dr. Ndu has also served as an adjunct faculty member at Johns Hopkins University since 2019. Prior to joining BridgeBio Pharma, Dr. Ndu served as Group Vice President, Worldwide Research & Development, Strategy, Scientific Collaborations and Policy at BioMarin Pharmaceutical, Inc. from January 2021 to January 2022. She previously served in positions of increasing responsibility at BioMarin, including as Vice President, Regulatory Affairs, Policy, Research, Engagement & International from March 2019 to December 2020, Executive Director, Regulatory Affairs from September 2017 to March 2019 and Senior Director from February 2017 to September 2017. Dr. Ndu also served as an adjunct faculty member at the University of Maryland University College from 2016 to 2019, and in various roles at the U.S. Food and Drug Administration from 2008 to 2016, most recently as a Division Director in the Division of Medical Policy Development. Dr. Ndu currently serves on the board of directors of DBV Technologies S.A. Dr. Ndu earned her Pharm.D. from Howard University and her J.D. from the University of Maryland Francis King Carey School of Law. The NCG Committee believes that Dr. Ndu is qualified to serve as a member of our board of directors based on her extensive experience in the biopharmaceutical industry.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Mr. Davis, whose biographical information is set forth above:

Jennifer J. Rhodes is our Executive Vice President, Chief Legal Officer and Secretary and has been with the Company since January 2024. Prior to joining the Company, Ms. Rhodes served Angion Biomedica Corp as its Executive Vice President and Chief Business Officer from March 2022 to July

2023, and as General Counsel, Chief Compliance Officer and Corporate Secretary from January 2020 to March 2022. Ms. Rhodes previously served as General Counsel and Corporate Secretary at Adamas Pharmaceuticals, Inc. from April 2016 until January 2020, during which time she also served as Chief Compliance Officer since August 2016 and Chief Business Officer since January 2017. Prior to that, Ms. Rhodes served as General Counsel at Medivation, Inc. from June 2012 to September 2015, as Corporate Secretary from April 2013 to September 2015 and as Chief Compliance Officer from July 2012 to October 2014. From May 2006 to June 2012, Ms. Rhodes was an Assistant General Counsel at Pfizer Inc., as well as served as a global product lead for Pfizer Inc.’s primary care medicines. Earlier in her career, Ms. Rhodes served as an attorney with the Wall Street firm Weil, Gotshal & Manges LLP. Ms. Rhodes has a J.D. from Wake Forest University School of Law and a B.A. in Economics from Newcomb College of Tulane University.

Mark C. Schneyer has served as our Executive Vice President and Chief Financial Officer since December 2021. Mr. Schneyer joined the Company in May 2020 as Senior Vice President, Business Development and Chief Business Officer. From September 2021 to December 2021, he served as the Company’s Interim Chief Financial Officer. Mr. Schneyer joined the Company from Pfizer Inc., a publicly traded pharmaceutical company, where he was most recently Vice President, Business Development for the Upjohn division, from 2019 to May 2020. Mr. Schneyer joined Pfizer’s Worldwide Business Development organization in 2011 and served in various business development positions of increasing responsibility. Prior to serving at Pfizer, Mr. Schneyer was an investment banker at Lazard, a financial advisory and asset management firm from 1996 to 2010. Mr. Schneyer earned his B.S. in economics with a concentration in finance from the Wharton School of the University of Pennsylvania.

Brendan P. Teehan has served as our Executive Vice President, Chief Operating Officer and Head of Commercial since November 2021. Mr. Teehan joined the Company in July 2018 as Vice President, Insights, Analytics and Commercial Operations. In March 2021, he was promoted to Senior Vice President, Chief Insights and Analytics Officer. Prior to joining the Company, Mr. Teehan served as Vice President, Provider Solutions at TESARO, Inc. from June 2016 to July 2018, and as Vice President, then Senior Vice President, Pharmacy Services at RainTree Oncology, an oral oncology services company, from April 2012 to April 2016. Mr. Teehan earned his M.B.A. from Carnegie Mellon University, Tepper School of Business and his B.A. in government and international relations from the University of Notre Dame.

Elizabeth H.Z. Thompson, Ph.D. has served as our Executive Vice President, Head of Research and Development since April 2024. Prior to joining Acadia, she was with Amgen Inc. as Executive Vice President, Research and Development (Rare Disease) following its acquisition of Horizon Therapeutics plc from October 2023 to January 2024. At Horizon, she was Executive Vice President, Research and Development from March 2021 to October 2023, Group Vice President, Development and External Search from January 2020 to March 2021, and Vice President, Clinical Development (Rare Disease) from June 2018 to January 2020. Prior to joining Horizon, she was with AbbVie Inc. as Group Scientific Director, Clinical Development from April 2017 to May 2018 and Senior Scientific Director, Clinical Development, from September 2015 to April 2017. Before AbbVie, she held roles at Raptor, InterMune and Amgen in a career spanning clinical development, business development and medical communications. Dr. Thompson currently serves on the board of directors of IGM Biosciences, Inc. Dr. Thompson received a B.S. in chemistry from Harvey Mudd College and a Ph.D. in macromolecular and cellular structure and chemistry from The Scripps Research Institute.

Board Diversity

Below is our Nasdaq Board Diversity Matrix for fiscal year 2024 and last year’s Board Diversity Matrix is available in our 2023 proxy statement filed with the SEC on May 1, 2023. The following Board Diversity Matrix sets forth certain self-identified personal demographic characteristics of our directors.

BOARD DIVERSITY MATRIX (as of April 26, 2024)
BOARD SIZE Total Number of Directors: 9
Part I: Gender Identity Directors:	Female 3	Male 6	Non-Binary —	Did Not Disclose Gender —
Part II: Demographic Background African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. Members of the Audit Committee and Compensation Committee are subject to the additional independence requirements of applicable SEC rules and Nasdaq listing rules. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in the applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all identified relevant transactions, arrangements or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the NCG Committee recommended to the Board, and the Board has affirmatively determined, that all of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Davis, our Chief Executive Officer.

Our independent directors meet quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which are presided over by the Chair of the Board.

Board Leadership Structure

Our Board has an independent, non-executive Chair who has authority, among other things, to call and preside over meetings of our Board, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of our Board. Our Board believes that it is in the best interests of the Company and its stockholders for Dr. Biggar to continue to serve as Chair of the Board, in part given his significant knowledge and experience in our industry and a deep understanding of our company, our business and our strategic objectives, all of which will continue to benefit the Company during the year ahead. Our Board believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of our Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s functions is risk oversight for the Company. The Board does not have a standing risk management committee, but rather administers this oversight function directly, as well as through various committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Compensation Committee is responsible for overseeing the Company’s executive compensation plans and arrangements and assessing whether any of our compensation policies or procedures has the potential to encourage excessive risk-taking. The Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken // oversees management of financial risks. The Audit Committee also monitors compliance with legal and regulatory requirements related to our finances, in addition to oversight of the performance of our internal audit function. The Audit Committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee typically meets with both our information technology and business personnel responsible for cybersecurity risk management and receives periodic reports from the head of cybersecurity risk management, as well as incidental reports as matters arise. The NCG Committee manages risks associated with corporate governance, including the independence of the Board, potential conflicts of interest and whether our corporate governance guidelines are successful in preventing illegal or improper liability-creating conduct. Typically, the applicable Board committees discuss the applicable risk oversight at least annually at one of the regularly scheduled meetings for that committee with the relevant employees. However, both the Board as a whole and its committees receive incident reports as matters may arise. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and reports from management about such risks. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board of Directors met 12 times during 2023. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Advisory Committee. The following table provides membership and meeting information for 2023:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Advisory Committee
Julian C. Baker		X
Stephen R. Biggar		X*	X	X
Laura A. Brege	X*		X
James M. Daly	X	X
Elizabeth A. Garofalo				X
Edmund P. Harrigan				X*
Adora Ndu				X
Daniel B. Soland	X		X*
Meetings in 2023	4	6	0	5

* Committee Chair

Below is a description of the Audit Committee, Compensation Committee and NCG Committee of the Board of Directors. The Board of Directors has determined that each member of such committees meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors is composed of three directors, each of whom is independent, and was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates pursuant to a written charter that is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the Audit Committee include, among other things:

•
reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,
•
reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,
•
reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting,
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters,
•
establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and

•
reviewing and approving any transaction with a related person that must be disclosed by us.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the applicable Nasdaq listing standards). Our Board of Directors has determined that Ms. Brege qualifies as an “audit committee financial expert”, as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Brege’s level of knowledge and experience based on a number of factors, including her formal education, prior experience and business acumen.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.

Laura A. Brege, Committee Chair

James M. Daly

Daniel B. Soland

Compensation Committee

The Compensation Committee is composed of three directors, each of whom is independent. The Compensation Committee operates pursuant to a written charter that is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the Compensation Committee include, among other things:

•
reviewing and approving, or in its discretion, recommending for the approval of the Board of Directors the compensation and other terms of employment of our executive officers,
•
reviewing and suggesting corporate performance goals and objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,
•
reviewing and approving, or in its discretion, recommending for the approval of the Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,
•
evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification, administration or termination of existing plans and programs,
•
establishing policies with respect to equity compensation arrangements,
•
reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers prior to approval by the Board of Directors, and
•
considering and responding to votes by the Company’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining the Company’s recommendations regarding the frequency of advisory votes on executive compensation.

Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee meets several times each year. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation

Committee. In particular, the Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the committee’s charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. For 2023, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as a compensation consultant to assist with Board and executive compensation. The Compensation Committee requested that FW Cook:

•
evaluate the efficacy of the Company’s existing executive compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•
assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy, including developing performance-based options designed focused on long-term incentives for executive officers.

As part of its engagement, for use in connection with the 2023 compensation, FW Cook was requested by the Compensation Committee to review and update, as necessary, the comparator group of companies used for fiscal 2022 compensation discussions and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, FW Cook also conducted interviews with certain members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. FW Cook ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with FW Cook and our Chief Executive Officer, the Compensation Committee and/or the Board of Directors approved the recommendations discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In addition, in 1998, the Board of Directors formed a Non-Officer Stock Option Committee to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not executive officers of the Company. In July 2018, the Board of Directors delegated the authority to grant options under the 2010 Equity Incentive Plan, as amended, to Mr. Davis and Mr. Kim, acting together. In February 2024, Mr. Kim ceased being an executive officer and the Board of Directors delegated the authority to grant equity awards to employees who are not executive officers of the Company under the 2010 Equity Incentive Plan, as amended, to Mr. Davis and Ms. Rhodes, acting together. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timeliness of grants to non-management employees, particularly new employees, within specified limits approved by the Board of Directors. The authority of the Non-Officer Stock Option Committee is typically specified every quarter, but, generally, it may not grant equity awards in excess of 100,000 shares to any one employee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

The Compensation Committee meets to discuss and make recommendations to the Board of Directors regarding annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board of Directors any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, compensation surveys, and recommendations of compensation consultants, including analyses of executive and director compensation paid at other companies identified by the compensation consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for 2023 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee of the Board of Directors is composed of three independent directors and operates pursuant to a written charter that is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. The functions of the NCG Committee include, among other things:

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interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,
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evaluating nominations by stockholders of candidates for election to our Board of Directors,
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evaluating the performance of our Board of Directors and applicable committees of the Board and making recommendations regarding continued service on the Board,
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developing, reviewing and amending a set of corporate governance policies and principles, including our Code of Business Conduct and Ethics,
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considering questions of possible conflicts of interest as well as independence requirements of nominees for the Board, and
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overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the NCG Committee typically considers skills, diversity, age, and such other factors as it deems appropriate given our current needs and the current needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. Such other factors may include possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the NCG Committee retains the right to modify director qualifications from time to time. The NCG Committee does not have a formal policy regarding diversity, but does recognize the potential importance of diversity in board composition, including diversity of experience, gender and ethnicity, and believes that directors should represent a diversity of viewpoints. To these ends, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board of Directors, including sound judgment, collegiality, and integrity.

The NCG Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of our Board. In the case of incumbent directors whose terms of office are set to expire, the NCG Committee reviews such directors’ experience, qualifications, attributes, overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the NCG Committee also determines whether the nominee would be independent under applicable Nasdaq listing standards, and SEC rules and regulations with the advice of counsel, if necessary. The NCG Committee uses its network of contacts to compile a list of potential candidates, but has also engaged, when it deemed appropriate, a professional search firm. The NCG Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The NCG Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote.

The NCG Committee will consider director candidates recommended by stockholders. The NCG Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the NCG Committee must do so by delivering a written recommendation to the NCG Committee at the following address: c/o Corporate Secretary, Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation but must include information that would be required under the “advance notice” provisions of our bylaws and rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the section entitled “Stockholder Proposals for the 2025 Annual Meeting of Stockholders.”

ScienTIFIC Advisory COMMITTEE

The Scientific Advisory Committee of the Board of Directors is composed of four directors and operates pursuant to a written charter. The functions of the Scientific Advisory Committee include, among other things, assisting the Board of Directors in fulfilling its responsibilities to oversee the Company’s scientific activities, including its drug discovery, preclinical development and clinical development programs, and providing advice and assistance to the Company’s management with regard to the role, composition and management of the Company’s scientific advisory boards and clinical advisory boards, and other such advisory entities as may exist from time to time.

Board Skills and Experience

Our Board comprises a diverse group of individuals, each of whom possesses various complementary skills and business experience. We believe that our Board collectively has an appropriate mix of skills to guide and assist Acadia in seeking to achieve our long-term goals.

EXPERTISE	Biggar	Baker	Brege	Daly	Davis	Garofalo	Harrigan	Ndu	Soland
Biopharma Industry
Operational Leadership
Drug Discovery, Development & Regulatory
Commercial
PhD/MD
Financial
Independence

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Company’s Corporate Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130. All communications will be compiled by the Corporate Secretary and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by the Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board of Directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters, discussed below, will be treated in accordance with that policy.

Corporate Social Responsibility

We partner beyond the science, so more possibilities shine through. While our primary passion is helping people fight biological diseases, our diverse team of employees is committed to doing so sustainably and ethically, while using our resources to give back. Our full Board of Directors has responsibility for oversight of corporate social responsibility matters that affect our business and key stakeholders, while the committees of the Board of Directors have oversight of certain topics, such as cybersecurity risk management processes, including oversight of mitigation of risks from cybersecurity threats for the Audit Committee.

Product Safety and Quality

Our patients trust us to deliver products that are both safe and effective. We set high ethical standards to responsibly research, develop and manufacture innovative medicines for diseases in areas with high unmet need. We maintain a comprehensive product safety and pharmacovigilance program, which is overseen by a Vice President for Product Safety and Pharmacovigilance, who reports to the Executive Vice President, Head of Research and Development.

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Policy: We have policies that uphold the standards provided by the U.S. Food and Drug Administration (“FDA”) to ensure quality, safe medicines.
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Management: Our corporate governance emphasizes creating a culture of transparency and is committed to continuous improvement. We take a proactive approach to ensure quality by prioritizing regulatory compliance, personnel training, and performing routine compliance checks.
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Manufacturing: Acadia partners with contract manufacturing organizations with a strong sustainability commitment as evidenced by their ongoing efforts in monitoring and improving their environmental impact via standardized and industry accepted certification programs such as EcoVadis and ISO 14064.
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Drug Safety: We have a system of robust processes to review and evaluate the safety and quality defects, and we are committed to continuous improvement.

Access to Medicine and Support

Patients can’t benefit from what they don’t have access to. We support them by making sure they have access to resources through a safe, professional network.

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Specialty Pharmacies: We work with specialty pharmacies to help patients navigate insurance and financial assistance as well as connect to advocacy organizations.
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Acadia Connect®: Our platform that helps patients start and continue on treatment with support from care coordinators.

Giving Back

Through our commUNITY program events, Acadians let their generosity shine through by helping people experiencing homelessness, supporting the environment, participating in an event with one of our employee resource groups (ERGs), sending Valentine’s Day cards to seniors in isolation, donating books to reading programs, feeding homeless men and women at a local soup kitchen, picking up trash in a city park, assembling lunches for a food pantry – a range of service as broad as Acadia’s commitment to our communities.

We frequently donate to: Caregiver Action Network, Parkinson’s Foundation, and the Michael J. Fox Foundation.

Environment

We are committed to minimizing our environmental footprint and adherence to environmental and health and safety regulations. We minimize our carbon footprint in two key ways: our physical buildings and manufacturing process. Both of our office buildings limit their carbon footprint through energy-efficient design, and our San Diego building is Gold Level LEED certified. We have implemented various programs to increase the environmental sustainability of our operations, including programs to increase recycling and reduce waste, and energy usage. In our manufacturing process, our chemists are committed to “green chemistry,” increasing efficiencies, reducing materials, and minimizing waste. We continue to evolve our efforts, aiming for a long-term, sustainable future.

Diversity, Equity and Inclusion (DEI)

Acadia is committed to our Diversity, Equity, and Inclusion journey

We believe our diverse perspectives drive innovation and support our mission of elevating life through science. We are dedicated to fostering a culture of curiosity and belonging. Through our curiosity, we seek to understand more about ourselves, each other, and the work that we do. Through belonging, all our employees can bring their whole selves to work and let their whole selves shine through. In our community, our well-being is important, our diverse perspectives are celebrated, and we strive to treat each other equitably and fairly.

Acadia has a team dedicated to our Diversity, Equity, & Inclusion (DEI) strategy and whole-self employee wellbeing, both key components of our culture of curiosity and belonging. Our people & performance team oversees our DEI and talent development and recruitment strategies and regularly reports to our senior management with respect to our progress in these areas.

Our current initiatives include:

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A DEI Council with eight cross-functional subcommittees focused on integrating our DEI strategy into different business areas. Three of these subcommittees are employee focused, two of these subcommittees are business focused, and three of these subcommittees are patient and community focused.
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Diversity, equity, and inclusion training is required for all employees. These courses include an introduction to DEI, implicit bias, micro-aggressions, and more.
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Instructor-led DEI training is incorporated into our people leader trainings, including performance management.
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Additional DEI learning is accessible through on-demand tools and resources.
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Four ERGs have been formed by employees and are supported by our DEI Team. ERGs provide employees with belonging, friendship, inclusivity, opportunities for mentoring and networking, as well as improved employee engagement.
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Performance of routine audits to assess personnel practices for equity including: hiring, promotion, performance appraisals, and compensation.
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A whole-self wellness program focused on the physical, mental, financial, and community health of our employees and their families.
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We operate multiple employee listening techniques ranging from engagement surveys to focus groups and individual connections.

Acadia recognizes that DEI efforts are most successful when they are integrated into everything we do. Our DEI Council and its sub-committees focus on areas including: the employee life-cycle, external opportunities for DEI efforts, and corporate opportunities for DEI efforts. Our ERGs provide all employees opportunities to increase their personal engagement, improve their cultural competencies, celebrate their curiosity, and increase their sense of belonging in our Acadia family. We believe that our differences are our strengths – that creating an environment where everyone, from any background, can do our best work on behalf of the community we serve is the right thing to do. We also believe our diverse perspectives drive innovation and support our mission of elevating life through science.

Supporting the success of DEI at all levels at Acadia is not just about removing barriers in the hiring process – it is also about making sure that Acadians all have access to the right tools in order to succeed once they join us. Our processes, policies, and procedures help support diversity, equity, and inclusion throughout the talent lifecycle.

Professional Development

We are committed to the ongoing growth and development of all employees at Acadia. A variety of development offerings are available at Acadia, including our tuition reimbursement program, required new employee orientation, live training programs for individuals, teams and leaders, and on-demand tools and resources. We also provide required on-demand diversity, equity and inclusion training to all employees, new hire training for commercial field employees, role specific training for commercial field employees, and role specific training assigned through our learning management system, Acadia University. We recognize that professional development expands beyond formal learning and encourage employees to create an individual development plan which incorporates mentors, coaches, ongoing feedback and stretch assignments. We provide annual performance reviews of all employees and regularly provide employees with performance and career development feedback, and also seek to measure employee engagement and satisfaction through regular employee surveys. We believe these development opportunities enhance necessary skills and knowledge for current positions, for potential future positions at Acadia, and they enhance our employees’ overall engagement.

Code of Business Conduct and Ethics

As part of Acadia’s Comprehensive Compliance Program described below, we have adopted the Acadia Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report. We will promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver. Acadia requires all employees to comply with its Code of Business Conduct and Ethics and its U.S. Healthcare Compliance Manual, and requires all employees to complete annual training.

Comprehensive Compliance Program

Acadia’s Comprehensive Compliance Program is aligned with (1) the United States Department of Health and Human Services, Office of Inspector General’s April 2003 “Compliance Program Guidance for Pharmaceutical Manufacturers” and (2) the Pharmaceutical Research and Manufacturers of America’s “Code on Interactions with Health Care Professionals.” Acadia’s Comprehensive Compliance Program has been designed to prevent and detect violations of company policy or law through a proactive and comprehensive training and communication approach, an open-door policy to discuss and report any concerns and a comprehensive auditing and monitoring platform. Every Acadia employee reviews and attests to Acadia’s Code of Conduct and Open Door Policy on an annual basis, all new hires go through an extensive compliance onboarding process and the compliance team retrains all commercial field employees regularly throughout the year on rules of engagement, Acadia promotional standards, patient privacy standards and appropriate interactions with both health care professionals and consumer audiences. Acadia’s full library of policies including the Code of Conduct and the Healthcare Compliance Manual as well as directional memos that are always available to all employees. In the event Acadia becomes aware of potential compliance concerns, it will, where appropriate, take steps to investigate the matter, pursue disciplinary action, and/or implement corrective measures to prevent future issues.

Hedging Policy

Our Amended and Restated Policy for Stock Trading by Officers, Directors and Certain Other Employees prohibits our officers, directors, and other employees that may be designated from time to time by our Chief Executive Officer, from engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. Our policy further prohibits such persons from engaging in transactions involving any loan, pledge or other transfer of beneficial ownership of the Company’s securities without obtaining advance clearance of the proposed transaction from our Chief Executive Officer or Chief Financial Officer.

The disclosure under the caption “Hedging Policy” is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at https://ir.acadia.com. The information on our website is not incorporated by reference into this proxy statement or our Annual Report.

Proposal 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2023 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Consistent with that preference, our Board is soliciting an advisory vote at the 2024 Annual Meeting of Stockholders and intends to do so each year until the stockholders indicate a different preference.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the compensation philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to align executive compensation with the Company’s business objectives and corporate performance, to be consistent with current market practices, and to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2025 Annual Meeting of Stockholders.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on this matter. Abstentions will be counted toward the vote total for Proposal 2 (Say-on-Pay Proposal) and will have the same effect as “Against” votes. NYSE has advised us that this proposal is considered a “non-routine” matter under NYSE rules and, therefore, if you do not return voting instructions to your broker by its deadline, this will result in a broker non-vote, which will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2

PROPOSAL 3:
APPROVAL OF ThE COMPANY’s 2024 EQUITY INCENTIVE PLAN

Our Board is requesting stockholder approval of the Acadia Pharmaceuticals Inc. 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan is intended to be the successor to and continuation of the ACADIA Pharmaceuticals Inc. 2010 Equity Incentive Plan (the “2010 Plan”).

Currently, we maintain the 2010 Plan to grant equity awards to our employees, directors and consultants. We are seeking stockholder approval of the 2024 Plan to increase the number of shares available for the grant of stock options, restricted stock unit awards and other awards, which will enable us to have a competitive equity incentive program to compete with our peer group for key talent. Approval of the 2024 Plan by our stockholders will allow us to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our Board or Compensation Committee. The 2024 Plan will also allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees, directors and consultants, and to provide long-term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders.

If this Proposal 3 is approved by our stockholders, the 2024 Plan will become effective as of the date of the annual meeting and as of such date, no additional awards will be granted under the 2010 Plan or the ACADIA Pharmaceuticals Inc. 2023 Inducement Plan (the “Inducement Plan”). In the event that our stockholders do not approve this Proposal 3, the 2024 Plan will not become effective and the 2010 Plan and the Inducement Plan will continue to be effective in accordance with their terms.

Why You Should Vote to Approve the 2024 Plan

The 2024 Plan Combines Compensation and Governance Best Practices

The 2024 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

• No stock option repricing/exchange. Our Board does not have the authority to reprice any outstanding stock option or stock appreciation right by (i) reducing the exercise price of the stock option or stock appreciation right; (ii) canceling any outstanding stock option or stock appreciation right that has an exercise price or strike price in excess of the current fair market value and grant in substitution therefor (1) a new award under the 2024 Plan or our other equity plans, covering the same or a different number of shares, (2) cash and/or (3) other valuable consideration; or (iii) take any other action that is treated as a repricing under generally accepted accounting principles, unless our stockholders have approved such an action within the prior 12 months.

• Minimum vesting requirements. The 2024 Plan provides that, with limited exceptions, no award will vest until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the aggregate number of shares that may be issued under the 2024 Plan may be subject to awards which do not meet such vesting requirements.

• No “evergreen” provision; stockholder approval is required for additional shares. The 2024 Plan does not contain an annual “evergreen” provision. The 2024 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.

• Restrictions on dividends. The 2024 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including, but not limited to, any vesting conditions), (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date, if any, such shares are forfeited to or repurchased by us due to a failure to vest, and (iv) in no event shall dividends or dividend equivalents be paid or credited with respect to an Appreciation Award (as described below).

• Fungible share counting. The 2024 Plan contains a “fungible share counting” structure, which increases the rate at which the share reserve is depleted for awards other than stock options and stock appreciation rights in order to minimize stockholder dilution. Specifically, the number of shares of our common stock available for issuance under the 2024 Plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”), and (ii) 1.49 shares for each share issued pursuant to an award that is not an Appreciation Award (a “Full Value Award”). Any shares that return to the share reserve under the 2024 Plan’s share counting provisions will return at the foregoing fungible rate.

• No liberal share counting provisions for Appreciation Awards or Full Value Awards. The following shares will not become available again for issuance under the 2024 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or strike price of an Appreciation Award or the purchase price of a Full Value Award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an Appreciation Award or a Full Value Award; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or strike price of an Appreciation Award or the purchase price of a Full Value Award; and (iv) in the event that a stock appreciation right is settled in shares, the gross number of shares subject to such award.

• No liberal change in control definition. The change in control definition in the 2024 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the 2024 Plan to be triggered.

• Specific disclosure of award vesting upon a corporate transaction or change in control. The 2024 Plan specifically provides that if a corporate transaction or change in control (each, a “Transaction”) occurs and the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the 2024 Plan, or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the Transaction, the vesting of such awards will be accelerated in full (and with respect to performance stock awards, vesting will be deemed to be satisfied at the greater of (x) 100% of the target level of performance and (y) the actual level of performance measured in accordance with the applicable performance goals as of the Transaction (contingent upon the closing of completion of the Transaction).

• No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the 2024 Plan must have an exercise price or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

• Awards subject to forfeiture/clawback. Awards granted under the 2024 Plan will be subject to recoupment in accordance with our current Dodd-Frank Clawback Policy (“Clawback Policy”) and any clawback policy that we adopt. Our Clawback Policy provides for a mandatory restatement related clawback in accordance with the Nasdaq requirements. The policy further provides for a discretionary clawback of incentive compensation, whether cash-based or equity-based, which may be discretionary, time-based or performance-based, when an executive officer commits misconduct in connection with a restatement.

• Material amendments require stockholder approval. Consistent with Nasdaq rules, the 2024 Plan requires stockholder approval of any material revisions to the 2024 Plan. In addition, certain other amendments to the 2024 Plan require stockholder approval.

Equity Awards Are an Important Part of Our Compensation Philosophy

Our Board believes that our broad-based equity compensation program is essential to attract, retain and motivate people with the necessary talent and experience and to provide additional incentive to achieve our short- and long-term business objectives. All of our employees participate in our equity compensation programs and we believe that our equity programs create a strong link between our employees and our stockholders’ interests. Equity compensation promotes an employee ownership culture, motivates employees to create stockholder value and, because the awards are typically subject to vesting and other conditions, promotes a focus on long-term value creation. Our Board believes we must continue to offer competitive equity compensation packages in order to attract and motivate the talent necessary for our continued growth and success.

Our Board believes that the shares currently available for future grant under the 2010 Plan will be insufficient to meet our anticipated retention and recruiting needs. The 2024 Plan will allow us to continue to utilize equity awards as long-term incentives to secure and retain the services of our employees, directors and consultants, consistent with our compensation philosophy and common compensation practices for our industry. Therefore, our Board believes that the 2024 Plan is in the best interests of our business and our stockholders and unanimously recommends a vote in favor of this Proposal 3.

The Size of Our Share Reserve Request is Reasonable

If this Proposal 3 is approved by our stockholders, subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2024 Plan will not exceed the number resulting from the following:

a)
15,350,000 shares, which number is the sum of (i) 7,018,288 new shares plus (ii) 8,331,712 shares of our common stock available for the grant of new awards under the 2010 Plan and the Inducement Plan as of December 31, 2023; less
b)
(i) one share of our common stock for every one share that was subject to an Appreciation Award (as defined below) granted under the 2010 Plan or the Inducement Plan after December 31, 2023, and prior to the effective date of the 2024 Plan and (ii) 1.49 shares of our common stock for every one share that was subject to a Full Value Award (as defined below) granted under the 2010 Plan or the Inducement Plan after December 31, 2023, and prior to the effective date of the 2024 Plan; plus
c)
a number of shares of our common stock equal to the Prior Plans’ Returning Shares (as described below), if any, as such shares become available from time to time.

We Manage Our Equity Use Responsibly

We continue to believe that equity awards such as stock options and other types of awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

Historic Use of Equity Awards and Outstanding Awards

As of December 31, 2023, the following awards were outstanding and/or available for grant under our 2010 plan or Inducement Plan, the only two equity plans under which we currently grant equity awards. If this Proposal 3 is approved by our stockholders, the 2024 Plan will become effective as of the date of the annual meeting and as of such date, no additional awards will be granted under the 2010 Plan or Inducement Plan.

As of December 31, 2023
Full-value awards (RSUs and PSUs) outstanding	4,385,745
Stock Options outstanding	16,626,029
Weighted average remaining life of stock options	5.56 years
Weighted average exercise price of stock options	$28.75
Awards available for future grants	8,331,712

Fully Diluted Overhang

The following table shows our historical fully diluted overhang percentages for fiscal years 2023, 2022 and 2021.

	As of December 31,
	2023	2022	2021
Fully Diluted Overhang(1)	15.13%	16.76%	14.52%

(1) Fully Diluted Overhang is calculated as (shares available for grant + shares subject to outstanding equity incentive awards) ÷ (common stock outstanding + shares available for grant + shares subject to outstanding equity incentive awards).

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2023, 2022 and 2021.

Fiscal Year	2023	2022	2021
Total number of shares of common stock subject to stock options granted	3,157,634	3,393,568	1,879,092
Total number of shares of common stock subject to Full Value Awards granted	1,960,482	2,534,557	1,713,829
Weighted-average number of shares of common stock outstanding	163,819,000	161,683,000	160,493,000
Burn Rate(1)	3.12%	3.67%	2.24%

(1) Burn Rate is calculated as (shares subject to options granted + shares subject to other equity incentive awards granted) ÷ weighted average common shares outstanding.

Description of the 2024 Plan

The material features of the 2024 Plan are described below. The following description of the 2024 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2024 Plan. Stockholders are urged to read the actual text of the 2024 Plan in its entirety, which is attached to this proxy statement as Appendix A.

Continuation of and Successor to 2010 Plan

The 2024 Plan is intended to be the continuation of and successor to the 2010 Plan. If the 2024 Plan is approved by our stockholders, then as of the effective date of the 2024 Plan: (i) no additional awards may be granted under the 2010 Plan or Inducement Plan; (ii) the number of shares available for the grant of new awards under the 2010 Plan as of December 31, 2023, plus any Prior Plans’ Returning Shares will become available for issuance pursuant to awards granted under the 2024 Plan; (iii) all outstanding awards granted under the 2010 Plan will remain subject to the terms of the 2010 Plan; and (iv) all outstanding awards granted under the Inducement Plan will remain subject to the terms of the Inducement Plan. All awards granted under the 2024 Plan will be subject to the terms of the 2024 Plan.

Purpose

The 2024 Plan is designed to secure and retain the services of our employees, non-employee directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of us and our affiliates, and to provide a means by which such persons may be given an opportunity to benefit from increases in the value of our common stock. The 2024 Plan is also designed to align employees’ interests with stockholder interests.

Types of Awards

The terms of the 2024 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2024 Plan will not exceed the number resulting from the following:

a)
15,350,000 shares, which number is the sum of (i) 7,018,288 new shares plus (ii) 8,331,712 shares of our common stock available for the grant of new awards under the 2010 Plan and the Inducement Plan as of December 31, 2023; less
b)
(i) one share of our common stock for every one share that was subject to an Appreciation Award (as defined below) granted under the 2010 Plan or the Inducement Plan after December 31, 2023, and prior to the effective date of the 2024 Plan and (ii) 1.49 shares of our common stock for every one share that was subject to a Full Value Award (as defined below) granted under the 2010 Plan or the Inducement Plan after December 31, 2023, and prior to the effective date of the 2024 Plan; plus
c)
a number of shares of our common stock equal to the Prior Plans’ Returning Shares (as described below), if any, as such shares become available from time to time.

The “Prior Plans’ Returning Shares” are shares of our common stock subject to outstanding stock awards granted under the 2010 Plan or the Inducement Plan and that following December 31, 2023: (i)

are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are not issued because such stock award or any portion thereof is settled in cash; and (iii) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares.

The number of shares of our common stock available for issuance under the 2024 Plan will be reduced by (i) one share for each share of common stock issued pursuant to an Appreciation Award granted under the 2024 Plan, and (ii) 1.49 shares for each share of common stock issued pursuant to a Full Value Award granted under the 2024 Plan.

The number of shares of our common stock available for issuance under the 2024 Plan will be increased by (i) one share for each Prior Plans’ Returning Share or 2024 Plan Returning Share (as defined below) subject to an Appreciation Award; and (ii) 1.49 shares for each Prior Plans’ Returning Share or 2024 Plan Returning Share subject to a Full Value Award. The “2024 Plan Returning Shares” are shares of our common stock that are forfeited back to or repurchased by us because of a failure to meet a contingency or condition required for the vesting of such shares.

The following actions will not result in an issuance of shares of our common stock under the 2024 Plan and accordingly will not reduce the number of shares of our common stock available for issuance under the 2024 Plan: (i) the expiration or termination of any portion of an award granted under the 2024 Plan without the shares covered by such portion of the award having been issued; or (ii) the settlement of any portion of an award granted under the 2024 Plan in cash.

The following shares of our common stock will not become available again for issuance under the 2024 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy (1) the exercise or strike price of an Appreciation Award or (2) the purchase price of a Full Value Award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an Appreciation Award or a Full Value Award; (iii) any shares repurchased by us on the open market with the proceeds of (1) the exercise or strike price of an Appreciation Award or (2) the purchase price of a Full Value Award; and (iv) in the event that a stock appreciation right is settled in shares of our common stock, the gross number of shares of our common stock subject to such award.

Eligibility

All of our (including our affiliates’) employees, directors and consultants are eligible to participate in the 2024 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2024 Plan only to our (including our affiliates’) employees. As of December 31, 2023, we (including our affiliates) had approximately 598 employees, 8 non-employee directors and approximately 109 consultants.

Administration

Our Board, or a duly authorized committee of our Board, will administer our 2024 Plan. Our Board may also delegate to one or more persons or bodies the authority to do one or more of the following: (i) designate recipients (other than officers) of specified awards, provided that no person or body may be delegated authority to grant an award to themself; (ii) determine the number of shares subject to such award; and (iii) determine the terms of such awards. Under our 2024 Plan, our Board will have the authority to determine award recipients, grant dates, the number and type of awards to be granted, the applicable fair market value and the provisions of each award, including the period of exercisability and the vesting schedule applicable to an award. Our Board and Compensation Committee are each considered to be a “Plan Administrator” for purposes of this Proposal 3.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid, as applicable, by us to any individual for service as a non-employee director with respect to any period commencing on the date of our annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of our annual meeting of stockholders for the next subsequent year, including awards granted under the 2024 Plan and cash fees paid by us to such non-employee director, will not exceed (i) $1,000,000 in total value or (ii) in the event such non-employee director is first appointed or elected to our Board during such period, $1,250,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

No Repricing Without Stockholder Approval

Under the 2024 Plan, unless our stockholders have approved such an action within 12 months prior to such an event, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by (i) reducing the exercise or strike price of the stock option or stock appreciation right, (ii) canceling any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for (1) a new award under the 2024 Plan or our other equity plans, covering the same or a different number of shares of our common stock, (2) cash, and/or (3) other valuable consideration (as determined by the Plan Administrator), or (iii) take any other action that would be treated as a repricing under generally accepted accounting principles.

Dividends and Dividend Equivalents

The 2024 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award other than an option or stock appreciation right, as determined by the Plan Administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest, and (iv) in no event will dividends or dividend equivalents be paid or credited with respect to an Appreciation Award.

Stock Options

Stock options may be granted under the 2024 Plan pursuant to stock option agreements. The 2024 Plan permits the grant of stock options that are intended to qualify as incentive stock options (“ISOs”), and nonstatutory stock options (“NSOs”).

The exercise price of a stock option granted under the 2024 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “—Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2024 Plan may not exceed ten years from the date of grant and, in some cases (see “—Limitations on Incentive Stock Options” below), may not exceed five years from the date of grant. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 3 as “continuous service”) terminates (other than for cause (as defined in the 2024 Plan) or the participant’s death or disability (as defined in the 2024 Plan)), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability, the participant may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s death (or the participant dies within a specified period following termination of such participant’s continuous service), the participant’s beneficiary may exercise any vested stock options for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause, all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if a participant’s continuous service terminates for any reason other than for cause and, at any time during the applicable post-termination exercise period, the exercise of the stock option would be prohibited by applicable laws or the sale of any common stock received upon such exercise would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2024 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in any other legal consideration acceptable to the Plan Administrator.

Stock options granted under the 2024 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2024 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2024 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2024 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. Options may not be transferred to a third party financial institution without stockholder approval.

Limitations on Incentive Stock Options

In accordance with current federal tax laws, the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

• the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

• the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2024 Plan is 46,050,000 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2024 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The term of stock appreciation rights granted under the 2024 Plan may not exceed ten years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2024 Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the 2024 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2024 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards

The 2024 Plan allows us to grant performance awards. A performance award is an award that may vest or may be exercised, or that may become earned and paid, contingent upon the attainment of certain performance goals during a performance period. A performance award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator in its discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Plan Administrator may determine that cash may be used in payment of performance awards.

Performance goals under the 2024 Plan will be established by our Board for a performance period. The performance criteria used to establish such goals may be based on any one of, or combination of, the following as determined by our Board: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by a committee comprised solely of non-employee directors; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in, or specified increases in, the fair market value of our common stock; (x) the growth in the value of an investment in our common stock; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest); (xiii) total stockholder return; (xiv) return on assets or net assets; (xv) return on sales; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) gross or net profit margin; (xix) cost reductions or savings; (xx) productivity; (xxi) operating efficiency; (xxii) working capital; (xxiii) market share; (xxiv) customer satisfaction; (xxv) workforce diversity; (xxvi) results of clinical trials; (xxvii) acceptance of a new drug application by a regulatory body; (xxviii) regulatory body approval for commercialization of a product; (xxix) regulatory body approval of additional indications or improved labeling for an already-approved product; (xxx) launch of a new drug; (xxxi) completion of out-licensing, in-licensing or disposition of product candidates or other acquisition or disposition projects; (xxxii) successful completion of a financing; (xxxiii) maintenance and enhancement of investor base; and (xxxiv) other measures of performance selected by our Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make appropriate adjustments in the method of calculating the attainment of the performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (xii) to make other appropriate adjustments selected by our Board.

In addition, the Plan Administrator retains the discretion to define the manner of calculating the performance criteria it selects to use for a performance period and to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goal.

Other Awards

The Plan Administrator will be permitted to grant other forms of awards valued in whole or in part by reference to, or otherwise based on, our common stock. The Plan Administrator will have sole and complete discretion to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of our common stock under the award (or its cash equivalent) and all other terms and conditions of such other awards.

Clawback Policy

All awards granted under the 2024 Plan will be subject to recoupment in accordance with (i) our Clawback Policy, as amended from time to time, (ii) any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable law, and (iii) any other clawback policy that we adopt. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

In October 2023, the Compensation Committee reviewed our Clawback Policy and approved certain changes needed to comply with the listing standards adopted by Nasdaq implementing the SEC’s recently finalized Exchange Act Rule 10D-1. The Clawback Policy provides for a mandatory restatement related clawback in accordance with the Nasdaq requirements. The Clawback policy further provides for a discretionary clawback of incentive compensation, whether cash-based or equity-based, which may be discretionary, time-based or performance-based, when an executive officer commits misconduct in connection with a restatement.

Capitalization Adjustments

In the event of certain capitalization adjustments, the Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of our common stock subject to the 2024 Plan; (ii) the class(es) and maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of shares of our common stock and the exercise, strike or purchase price per share of our common stock subject to outstanding awards.

In addition, in the event of any such capitalization adjustment or in the event of a corporate transaction (as described below), the Plan Administrator may provide in substitution for any or all outstanding awards such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances.

Corporate Transaction and Change in Control

For purposes of this Proposal 3, the term “Transaction” will mean such corporate transaction or change in control. In the event of a Transaction, unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Plan Administrator at the time of grant, if the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full to a date prior to the effective time of the Transaction (contingent upon the effectiveness of the Transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the Transaction) and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction. With respect to the vesting of performance awards that will accelerate upon the occurrence of a Transaction pursuant to subsection (i) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the award agreement or unless otherwise provided by the Board, the vesting of such performance awards will accelerate upon the occurrence of the Transaction at the greater of (x) 100% of the target level of performance and (y) the actual level of performance measured in accordance with the applicable performance goals as of the Transaction (contingent upon the closing of completion of the corporate transaction).

In the event of a Transaction, unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Plan Administrator at the time of grant, any awards outstanding under our 2024 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the award may be assigned to the successor (or its parent company).

In the event an award will terminate if not exercised prior to the effective time of a Transaction, the Plan Administrator may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the Transaction, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

Under the 2024 Plan, a “corporate transaction” generally means the consummation of any one or more of the following events: (i) a sale or other disposition of all or substantially all of our assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction where we do not survive the transaction; or (iv) a merger, consolidation or similar transaction where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Under the 2024 Plan, a “change in control” generally means the occurrence of any one or more of the following events: (i) the acquisition by any person, entity or group of our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) a consummated merger, consolidation or similar transaction in which our stockholders immediately before such transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (iv) when a majority of our Board becomes comprised of individuals who were not serving on our Board on the date the 2024 Plan was adopted by our Board (the “incumbent board”), or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendments and Termination

Our Board has the authority to amend, suspend or terminate our 2024 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopts our 2024 Plan. No awards may be granted under our 2024 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2024 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of an award under the 2024 Plan. The 2024 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions and limitations of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the 2024 Plan will be subject to the deduction limit under Section 162(m) of the Code and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the option over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder’s capital gain holding period for those shares will begin on that date. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2024 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be a long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be a short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we generally will be entitled to a tax deduction in an amount equal to the taxable ordinary income realized by the optionholder, provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days after such recipient’s receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the restricted stock award, equal to the excess, if any, of the fair market value of the stock on the date the restricted stock award is granted over any amount paid by the recipient in exchange for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the shares are delivered to the participant in an amount equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If a restricted stock unit award is subject to Section 409A of the Code, the shares subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability, or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid, if any, for such shares plus any ordinary income recognized when the stock is delivered. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the date of grant, the recipient will recognize ordinary income equal to the fair market value of stock or cash received upon such exercise. If the recipient is employed by us or one of our affiliates, that income will be subject to withholding taxes. We generally will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits under 2024 Plan

The following table sets forth certain information regarding future benefits under the 2024 Plan.

Name and Position	Dollar Value ($)	Number of Shares (#)
Steve Davis Chief Executive Officer	(1)	(1)
Mark C. Schneyer Executive Vice President, Chief Financial Officer	(1)	(1)
Brendan P. Teehan Executive Vice President, Chief Operating Officer and Head of Commercial	(1)	(1)
Douglas J. Williamson Former Executive Vice President, Head of Research and Development	(1)	(1)
Austin D. Kim Former Executive Vice President, General Counsel, and Secretary	(1)	(1)
All current executive officers as a group	(1)	(1)
All current directors who are not executive officers as a group	(2)	(2)
All employees, including current officers who are not executive officers, as a group	(1)	(1)

(1) Awards granted under the 2024 Plan, should it be approved by stockholders, to our executive officers and other employees will be discretionary and will not be subject to specific limits or amounts under the terms of the 2024 Plan. We have not granted any awards under the 2024 Plan subject to stockholder approval of this Proposal 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the 2024 Plan are not determinable.

(2) Awards granted under the 2024 Plan, should it be approved by stockholders, to our non-employee directors will be discretionary and will not be subject to specific limits or amounts under the terms of the 2024 Plan. We have not granted any awards under the 2024 Plan subject to stockholder approval of this Proposal 3. However, pursuant to our current non-employee director compensation policy, and based on the current composition of our Board, on the date of each annual meeting of our stockholders each of our non-employee directors will automatically receive (i) a stock option with a value of $150,000 and (ii) a restricted stock unit award with a value of $150,000. The number of shares of our common stock subject to such awards is determined on the basis of the closing price of our common stock on the grant date and, therefore, is not determinable at this time. On and after the date of the annual meeting, any such awards will be granted under the 2024 Plan if this Proposal 3 is approved by our stockholders. For additional information regarding our current non-employee director compensation policy, please see “Director Compensation” below.

Pursuant to the rules of the Nasdaq Stock Market, to be approved, the Equity Plan Proposal must receive “For” votes from the holders of a majority of votes cast on the proposal, voting virtually or by proxy at the meeting. Abstentions are not treated as votes cast and, therefore will have no effect. NYSE has advised us that Proposal 3 (Equity Plan Proposal) is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. Broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

Proposal 4:
Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP was selected by the Audit Committee as our independent registered public accounting firm in March 2015. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Acadia and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on this matter. Abstentions will be counted towards the vote total for Proposal 4 (Auditor Ratification Proposal), and will have the same effect as “Against” votes. We do not anticipate broker non-votes for Proposal 4 because NYSE has advised us that this proposal is considered a “routine” matter under NYSE rules.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2023 and 2022:

	Fiscal Year Ended December 31,
	2023	2022
Audit fees(1)	$1,421,921	$1,223,100
Tax fees(2)	510,698	405,385
Total fees	$1,932,619	$1,628,485

(1)
Represents fees for services rendered for the audit and reviews of our financial statements, including fees related to auditing work for our compliance with Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees for services associated with periodic reports and other documents filed with the SEC, including a consent and other documents issued in connection with such filing.
(2)
Represents fees for preparation of federal, state and foreign income taxes and related schedules and calculations.

Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally provide for pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis before the independent auditor is engaged to provide each service. The pre-approval of non-audit services also has been delegated to the Chair of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees listed under the caption “Tax fees” above incurred in 2023 and 2022 were approved in accordance with our pre-approval policies and procedures.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 15, 2024, by: (i) each of our directors and nominees for director, (ii) each of our Named Executive Officers (as defined below), (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any, and other documents filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 164,767,602 shares outstanding on February 15, 2024, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before April 15, 2024, which is 60 days after February 15, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Holders:
Baker Bros. Advisors LP(2)	43,244,165	26.2%
The Vanguard Group(3)	13,396,009	8.1%
Blackrock Inc.(4)	11,409,218	6.9%
RTW Investments LP(5)	11,253,551	6.8%
Directors and Named Executive Officers:
Julian C. Baker(6)	43,244,165	26.2%
Stephen R. Biggar(7)	43,141,289	26.2%
Laura A. Brege(8)	135,869	*
James M. Daly(9)	111,619	*
Stephen R. Davis(10)	2,464,113	1.5%
Elizabeth A. Garofalo(11)	57,015	*
Edmund P. Harrigan(12)	168,869	*
Austin D. Kim(13)	298,745	*
Adora Ndu(14)	19,702
Mark C. Schneyer(15)	127,813	*
Daniel B. Soland(16)	190,369	*
Brendan P. Teehan(17)	160,098	*
Douglas J. Williamson(18)	69,211	*
All current directors and executive officers as a group (13 persons)(19)	46,679,631	28.3%

* Less than one percent.

(1)
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130.

(2)
The shares of common stock reported to us as beneficially owned by Baker Bros. Advisors LP (the “Adviser”) includes (i) 3,546,939 shares directly held by 667, L.P. (“667”), (ii) 102,876 shares beneficially owned by Julian C. Baker, (iii) 102,876 shares owned by Felix J. Baker, (iv) 39,254,169 shares directly held by Baker Brothers Life Sciences LP (“BBLS” and together with 667, the “Funds”), (v) 112,367 shares issuable to Julian C. Baker upon the exercise of stock options exercisable within 60 days of February 15, 2024, and (vi) 123,867 shares issuable to Stephen R. Biggar upon the exercise of stock options exercisable within 60 days of February 15, 2024. This amount does not include an aggregate of 489,269 shares issuable upon the exercise of prefunded warrants held by the Funds, which are subject to a 19.99% beneficial ownership limitation. As a result of this beneficial ownership limitation none of the prefunded warrants are exercisable. Pursuant to management agreements, as amended, among the Adviser, the Funds and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments, and thus may be deemed to beneficially own all shares held by the Funds. Baker Bros. Advisors (GP) LLC (he “Adviser GP”) is the sole general partner of the Adviser and thus may be deemed to beneficially own all shares held by the Adviser and the Funds. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by each of the Funds as managing members of the Adviser GP, and thus may be deemed beneficially own the share held by the Funds. Dr. Biggar is a full-time employee of the Adviser and currently serves on the Board of Directors of the Company as a representative of the Funds. The policy of the Adviser to the Funds does not permit managing members of the Adviser GP or full-time employees of the Adviser to receive compensation for serving as directors of the Company, and the Funds are instead entitled to the pecuniary interest in the exercised stock options of the Company and the shares of common stock acquired upon exercise of the exercised stock options of the Company. Julian C. Baker, Felix J. Baker, Stephen R. Biggar, the Adviser and the Adviser GP disclaim beneficial ownership of all shares held by the Funds, except to the extent of their indirect pecuniary interest therein. The address for Julian C Baker, Felix J. Baker, the Adviser and the Adviser GP is 860 Washington Street, 3rd Floor, New York, New York 10014. This information is based on the most recent Schedule 13D and Form 4 filed on behalf of the Advisor, subsequent filings, information supplied by Stephen R. Biggar and Julian C. Baker, and our records relating to current outstanding stock options.
(3)
The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This information is based on its most recently filed Schedule 13G.
(4)
The address for Blackrock Inc. is 50 Hudson Yards, New York, NY 10001. This information is based on its most recently filed Schedule 13G.
(5)
The address for RTW Investments LP is 40 10th Avenue, Floor 7, New York, New York 10014. This information is based on its most recently filed Schedule 13G.
(6)
Includes securities described in note 2 above. Mr. Baker disclaims beneficial ownership of all shares held by the Adviser GP, the Adviser and the Funds, except to the extent of his indirect pecuniary interest therein.
(7)
Includes securities described in note 2 above, exclusive of the 102,876 shares owned directly by Julian C. Baker. Dr. Biggar is an employee of the Adviser but disclaims beneficial ownership of any securities held by the Funds. Additionally, pursuant to an agreement between Dr. Biggar and the Adviser, Dr. Biggar disclaims beneficial ownership of any stock options of the Company granted to him for services he performs as an employee of the Adviser.
(8)
Includes 13,502 shares owned by Ms. Brege and 122,367 shares issuable to Ms. Brege upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units within 60 days of February 15, 2024.
(9)
Includes 18,002 shares owned by Mr. Daly and 93,617 shares issuable to Mr. Daly upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units within 60 days of February 15, 2024.
(10)
Includes 96,521 shares owned by Mr. Davis and 2,367,592 shares issuable to Mr. Davis upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units and performance stock units within 60 days of February 15, 2024.
(11)
Includes 15,862 shares owned by Dr. Garofalo and 41,153 shares issuable to Dr. Garofalo upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units within 60 days of February 15, 2024.
(12)
Includes 19,002 shares owned by Dr. Harrigan and 149,867 shares issuable to Dr. Harrigan upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units within 60 days of February 15, 2024.
(13)
Includes 46,901 shares owned by Mr. Kim and 251,844 shares issuable to Mr. Kim upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units and performance stock units within 60 days of February 15, 2024. Mr. Kim ceased being an executive officer in February 2024 and remains employed as a non-executive employee.

(14)
Includes 4,381 shares owned by Ms. Ndu and 15,321 shares issuable to Ms. Ndu upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units within 60 days of February 15, 2024.
(15)
Includes 20,486 shares owned by Mr. Schneyer and 107,327 shares issuable to Mr. Schneyer upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units and performance stock units within 60 days of February 15, 2024.
(16)
Includes 28,002 shares owned by Mr. Soland and 162,367 shares issuable to Mr. Soland upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units within 60 days of February 15, 2024.
(17)
Includes 30,949 shares owned by Mr. Teehan and 129,149 shares issuable to Mr. Teehan upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units and performance stock units within 60 days of February 15, 2024.
(18)
Includes no shares owned by Dr. Williamson and 69,211 shares issuable to Dr. Williamson upon (a) the exercise of stock options exercisable within 60 days of February 15, 2024 and (b) the vesting of restricted stock units within 60 days of February 15, 2024. Dr. Williamson’s employment was terminated without cause in April 2024.
(19)
Includes (a) securities described in notes 6 through 12 and 14 through 17, (b) Jennifer J. Rhodes, who is not a beneficial owner of any of our shares as of the date within 60 days of February 15, 2024, and (c) Elizabeth H. Z. Thompson, who is not a beneficial owner of any of our shares as of the date within 60 days of February 15, 2024.

Executive Compensation –
Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors, which consists entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, to administer stock plans, and to review and recommend to the full Board of Directors for approval all compensation decisions relating to executive officers.

Executive Compensation Objectives and Philosophy

The Company’s executive compensation policies are designed to:

•
align executive compensation with business objectives and corporate performance;
•
attract and retain executive officers who contribute to the Company’s long-term success;
•
reward and motivate executive officers who contribute to operating and financial performance; and
•
link executive officer compensation and stockholder interests through the grant of long-term incentives.

The Compensation Committee believes that compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should encourage and reward performance as measured against pre-established goals. The Compensation Committee evaluates both performance and compensation to make sure that compensation provided to executives of the Company remains competitive relative to compensation paid by companies of similar size and stage of development operating in the biotechnology and pharmaceutical industry, taking into account the Company’s relative performance and strategic goals. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation but views each element as related but distinct.

The Compensation Committee’s philosophy is anchored by its strong pay-for-performance orientation and alignment with stockholder interests, based on the following beliefs.

•
“At-risk” compensation focuses executives on achievement of short- and long-term goals. The Company’s executive compensation program is primarily performance-based, for both short-term incentives (i.e., annual cash bonuses) and long-term incentives (i.e., equity awards). In 2023, a majority of the direct compensation (i.e., base salary, regular annual cash incentives and the grant date fair market value of equity awards, in each case as reflected in the 2023 Summary Compensation Table) of the Chief Executive Officer and of the other named executive officers on average was variable (approximately 89% and 81%, respectively), based on performance and/or stock price.

•
Short-term cash incentives should be based on objective, measurable goals to drive the achievement of strong annual performance. For 2023, under the annual cash incentive program, the Chief Executive Officer was eligible for a target bonus of 80% of base salary, and the other named executive officers were eligible for target bonuses of 50% of base salary. Under this program, if the threshold, or minimum, performance level of a particular goal is not achieved, there is no payout. If a particular goal is achieved at only a threshold performance level, 75% (or 50% in the case of sales goals) of the target bonus is payable, and if such goal is achieved at the outperform (i.e., highest) level, a maximum of 150% (or 200% in the case of sales goals) of the target bonus is payable, with an overall cash incentive payout cap of 150% of target. Consistent with our pay-for-performance philosophy, based on our results for 2023, annual cash incentives were paid out at approximately 129% of target.
•
Performance stock units reward executives for long-term performance. Performance Stock Units (PSUs) represented 25% of senior management’s annual equity grant value in 2023. The PSUs become vested only upon the determination by the Compensation Committee that specific, and difficult to attain, long-term commercial, clinical, regulatory and business development objectives have been achieved. Certain objectives were achieved in calendar 2023, resulting in the vesting in March 2024 of 50% of the target PSUs granted in 2022. That this was the first PSU vesting since February 2021 attests to the difficulty of meeting the objectives. Furthermore, as of the end of 2023, it is not possible to meet any additional objectives pertaining to the performance equity grants for 2017, 2018, and 2019. As a consequence, only 50% of those awards vested over their respective performance periods. Currently, additional vesting of PSUs granted in 2020-2023 remains possible.

For the PSUs granted in the spring of 2024, based on stockholder feedback, the Compensation Committee determined to replace the operational objectives with a relative total stockholder return (TSR) approach. See “Stockholder Engagement in Response to 2023 Say-on-Pay Outcome – 2024 PSU Program Changes.”

•
Stock options are inherently performance-based, as executives realize value only if there is stock price appreciation and such appreciation is maintained through the applicable vesting and exercise dates. Time-based stock options represented 50% of senior management’s annual grant value in 2023. As of April 25, 2024, all of the outstanding vested stock options for each named executive officer were underwater, which illustrates the alignment of the long-term equity program with stockholder interests.
•
Restricted stock units are part of a balanced portfolio of equity awards. Consistent with stockholder feedback, time-based restricted stock units (RSUs) were retained as part of the equity program and represented 25% of senior management’s annual grant value in 2023.

Company Performance in 2023

2023 was a pivotal year for the Company, during which it (a) launched DAYBUE™ (trofinetide), the first and only approved treatment for Rett syndrome, (b) became cash flow positive, (c) progressed three late-stage assets as well as its robust early-stage pipeline, and (d) continued to invest in future growth through business development. Net revenues increased 40% compared to 2022, primarily driven by the launch of DAYBUE in April 2023, but also reflecting solid 6% growth in net product sales of NUPLAZID® (pimavanserin), the Company’s first product, which remains the only approved treatment for Parkinson’s disease psychosis. In addition, a number of R&D and business development objectives were achieved during the year, including the approval in March of trofinetide for the treatment of Rett syndrome and the initiation or completion of Phase 3 clinical trials in negative symptoms of schizophrenia, Prader-Willi syndrome and Alzheimer’s disease psychosis, and the in-licensing or acquisition of several programs, including ex-North American rights to trofinetide, significantly bolstering the Company’s pipeline.

The Company’s annualized total shareholder return (“TSR”) was 97% for the one-year period ending December 31, 2023, which ranked at the 94th percentile of its company-selected peer group. The Compensation Committee believes that the Company is well-positioned to execute on its long-term objectives, including maximizing the profitability of NUPLAZID and DAYBUE, completing ongoing and planned clinical trials, and continuing to invest in its pipeline through business development. Of particular significance is the Company’s ability to generate positive cash flow from operations to fund further growth, having ended 2023 with approximately $440 million in cash, cash equivalents, and investment securities even after deploying over $100 million for business development transactions.

Stockholder Engagement in Response to 2023 Say-on-Pay Outcome

As part of the Compensation Committee’s annual review of the executive compensation program, it regularly considers the annual “say-on-pay” advisory vote of stockholders. Although the Company’s executive compensation program has typically received a high-level of stockholder support, including favorable votes of greater than 90% in nine of the eleven years since 2013 (the first time an advisory vote was held), only 64% of the say-on-pay vote at the 2023 annual meeting was in favor of the compensation of the Company’s named executive officers in 2022. The Compensation Committee recognized that the low favorable vote level reflected stockholder concerns regarding certain retention awards made in the previous year. As disclosed at the time and described in last year’s proxy statement, in April 2022, the Chief Executive Officer and two other then-named executive officers (both of whom have ceased being executive officers) were granted retention awards consisting of RSUs in addition to their annual equity awards. The special one-time retention awards to these executives were made after a company-wide retention program (excluding these executives) that was implemented following a prolonged period of significantly increased employee attrition and business challenges. The Compensation Committee determined at the time that the extraordinary circumstances warranted a robust effort to support retention at all levels within the Company.

In light of the 2023 “say-on-pay” vote, the Compensation Committee decided to re-evaluate the executive compensation program for 2024 and to renew its stockholder outreach and engagement efforts with a view to considering changes responsive to stockholder concerns. The Compensation Committee had previously undertaken such an effort in 2018 and 2019 and made several changes to the executive compensation program that were well-received by stockholders and have remained a part of the ongoing program. Among other things, in early 2024, the Compensation Committee Chair, who is also the Board Chair and a representative of Baker Bros., the Company’s largest stockholder, undertook extensive outreach efforts, directly engaged with institutional stockholders, and, together with the full Compensation Committee, assessed the stockholder interactions and common feedback. The Compensation Committee Chair and the Company’s Senior Vice President, Investor Relations and Corporate Communications requested meetings with stockholders representing approximately 51% of our outstanding stock (or, together with Baker Bros. holding, 77% of our outstanding stock), including all but one stockholders holding 1% or more of our outstanding stock and every top 30 stockholder that voted against the 2023 “say-on-pay” proposal. We engaged in active dialogue with all stockholders who accepted our invitation, representing approximately 5% of our outstanding stock. Investors holding approximately 46% of our outstanding stock who were contacted during this period indicated that individualized outreach was not needed or did not respond. Together with the ownership of Baker Bros., discussions were held with stockholders representing over 31% of our outstanding stock. In addition, during 2023 and 2024 (through April 2024), senior management of the Company presented at 15 investor conferences and held approximately 222 meetings and calls with investors on an individual basis. The Company believes these discussions help align the Company’s interests with the best interests of its stockholders.

The following table summarizes the executive compensation feedback the Company received during the outreach effort, and the actions taken in response.

WHAT WE HEARD	HOW WE RESPONDED
•
While many of the stockholders recognized the retention value and the extraordinary circumstances that warranted them, some stockholders questioned the special one-time retention awards granted to three named executive officers in 2022.

•
The Compensation Committee affirms its belief that special awards should be used only in rare and compelling circumstances where it believes such awards are necessary to attract, promote, or retain key talent to drive business results or to support the Company’s critical strategic priorities. The Compensation Committee commits that it will not make additional special awards outside of such rare and compelling circumstances. The Compensation Committee further undertakes that it will consult with its independent compensation consultant in the event that any additional special award is contemplated for an executive officer in the future.

• Some stockholders raised concerns regarding the operational goals-based PSUs and the level of disclosure of achievement of such goals.
•
Based on stockholder feedback, for the PSUs granted in the spring of 2024, the Compensation Committee replaced the operational goals with a relative total stockholder return (TSR) approach.
•
In addition, in 2024, PSUs represented 50% of our CEO’s annual equity grant value, compared to 25% of his annual equity grant value in 2023. Time-based RSUs were not part of his 2024 annual grant.
•
With regard to the outstanding performance options and performance stock units, the Company included additional disclosure as to the achievement of related operational goals. See “ELEMENTS OF EXECUTIVE COMPENSATION – Long-Term Incentives ”.

2024 PSU Program Changes. The Compensation Committee concurrently began an overall review of the Company’s executive compensation program, taking into account previous stockholder feedback, a review of peer practices, and input from the Compensation Committee’s independent compensation consultant. The Compensation Committee understood from stockholders that there was concern over the inclusion of operational objectives in the PSU program, which were viewed as potentially encouraging a shorter-term focus and not being directly aligned with shareholder return. In response, the Compensation Committee changed the structure of the PSU design, beginning with 2024 grants, such that awards are earned for the Company’s TSR performance over three-year measurement periods relative to a subset consisting of the approximately 65% of the members of the Nasdaq Biotechnology Index that are most similar to the Company – i.e., excluding (1) recent-public companies, (2) companies with less than $100 million in revenues and market capitalizations less than $1 billion, and (3) pharmaceutical companies with market capitalizations of over $100 billion.

Earnouts under the re-designed PSUs, which were granted on March 25, 2024, range from 0% to 150% of target as follows:

	Acadia’s TSR vs. Peer Companies	% of Target Earned(1)
Maximum	75th Percentile	150%
Target	50th Percentile	100%
Threshold	25th Percentile	50%

(1)
Straight-line interpolation is used to calculate earnouts for performance between the points shown.

In addition, earnouts under the re-designed PSUs are capped at 100% of target if the Company’s TSR performance over the applicable three-year measurement period is negative.

The Compensation Committee determined that this change would demonstrate responsiveness to stockholder feedback and simplify the PSU program in alignment with peer and market practice. In addition, in 2024, PSUs represented 50% of our CEO’s annual equity grant value, compared to 25% of his annual equity grant value in 2023. Time-based RSUs were not part of his 2024 annual grant.

Positive Pay Practices

The Company’s executive compensation program reflects several positive pay governance practices, as follows:

What We Do	What We Don’t Do

✓ Grant compensation that is primarily at-risk and tied to performance	× Allow hedging of Company equity
✓ Subject short- and long-term incentive compensation to measurable and rigorous goals	× Reprice stock options
✓ Use an independent compensation consultant	× Provide excessive perquisites
✓ Cap annual cash incentive payments at 150% of target and PSUs at 200% of target	× Provide supplemental executive retirement plans
✓ Structure compensation to avoid excessive risk taking	× Pay excise tax gross-ups on change in control payments
✓ Provide competitive compensation that is compared against an industry peer group	× Provide automatic “single trigger” change in control payments
✓ Have rigorous stock ownership guidelines	× Provide excessive severance benefits
✓ Have a “clawback” policy that covers cash and equity incentive awards

Determining Executive Compensation

Peer Group and Benchmarking

General. The Compensation Committee uses a peer group developed in coordination with an independent compensation consulting firm to assist it in understanding market factors, including the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at comparable companies. The Compensation Committee looks to the peer group of companies, as well as the broader market, as a baseline for executive compensation decisions. Generally, it does not target executive officer compensation at a specific level or percentage relative to compensation provided by the companies in the peer group or broader market. Instead, when determining compensation for executive officers, the Compensation Committee takes into account a broad array of factors, including the experience level of the executives in their current positions, the overall financial and strategic performance of the Company during the year and the performance and contribution of each executive officer during the year relative to individual, pre-defined goals and objectives.

2023 Peer Group. In the fall of 2022, the Compensation Committee engaged an independent compensation consulting firm, FW Cook, to assist it with the development of an updated peer group to reference for 2023 compensation. The following changes were made to the peer group: BioCryst Pharmaceuticals, ChemoCentryx, Corcept Therapeutics, Sorrento Therapeutics and Supernus Pharmaceuticals were added, and Amarin, bluebird bio, Heron Therapeutics, Intercept Pharma, Jazz Pharmaceuticals, Neurocrine and Zogenix were removed. The updated peer group reflects changes that were made primarily in consideration of peers that were either outside the size criteria (e.g., market capitalization was too high) or experienced significant price declines, as well as one peer that was acquired from the time that the peer group was last approved in the fall of 2021. In establishing the peer group for 2023, the Compensation Committee considered potential peer companies’ stage of development and size (especially market capitalization) relative to Acadia. The resulting peer group used for 2023 compensation decisions consisted of:

Alkermes	Insmed
Amicus Therapeutics	Intra-Cellular Therapies
Apellis Pharmaceuticals	Ironwood Pharmaceuticals
Biocryst Pharmaceuticals	Nektar Therapeutics
Biohaven Pharmaceuticals	Pacira BioSciences
Blueprint Medicines	PTC Therapeutics
ChemoCentryx	Sage Therapeutics
Corcept Therapheutics	Sorrento Therapeutics
FibroGen	Supernus Pharmaceuticals
Global Blood Therapeutics	Ultragenyx

When the 2023 peer group was selected in September 2022, Acadia’s market capitalization of approximately $2.7 billion was at the 41st percentile of the peer group (based on last fiscal year average market capitalization for Acadia and its peers).

In the fall of 2023, with the assistance of FW Cook, the Compensation Committee approved an updated peer group to be used for 2024 compensation decisions. The following changes were made to the peer group: Axsome Therapeutics, Exelixis, Ionis Pharmaceuticals, Jazz Pharmaceuticals, Neurocrine Biosciences, and Sarepta Therapeutics were added, and Biohaven Pharmaceuticals, ChemoCentryx, FibroGen, Global Blood, Ironwood Pharmaceuticals, Nektar Therapeutics, and Sorrento Therapeutics were removed. The updated peer group reflects changes that were made primarily in consideration of peers that were either outside the size criteria (e.g., market capitalization was too low) or were acquired or otherwise ceased to exist as independent public companies since the time the peer group was last approved in the fall of 2022.

Performance Evaluation

Historically, the Chief Executive Officer has evaluated the performance of the other executive officers on an annual basis and made recommendations to the Compensation Committee with respect to salary adjustments, bonuses and equity awards. For 2023, Mr. Davis provided guidance to the Compensation Committee on the Company’s achievement of corporate goals, based on his discussions with senior management. The Compensation Committee exercises its discretion in determining recommendations to the Board for salary adjustments and discretionary cash and equity awards for executive officers. Mr. Davis did not participate in, and was not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his performance.

Elements of Executive Compensation

Compensation for executives consists of four principal components: base salary, potential annual incentive bonus, long-term incentives, and post-employment compensation. Changes to these components have been generally determined and made or paid, as appropriate, in the winter of each year.

Base Salary

As a general matter, the base salary for each executive is initially established through arm’s-length negotiation at the time of hire, taking into account such executive’s qualifications, experience, prior salary (if available), and competitive market salary information for similar positions in the biotechnology industry. Base salaries of executives are reviewed annually and any adjustment is determined by an assessment of corporate performance, the performance of each executive officer against his or her individual job and functional area’s responsibilities including where appropriate, the impact of such performance on the Company’s business results, the financial position of the Company, competitive market conditions for executive compensation for similar positions, and cost-of-living considerations. For 2023, base salaries were increased as follows, with the percentage increase generally tracking the increase applied for non-executives:

Name	2022 Salary	2023 Salary	% Increase
Stephen R. Davis	$828,958	$862,120	4.0%
Mark C. Schneyer	$469,200	$487,970	4.0%
Brendan P. Teehan	$484,500	$503,880	4.0%
Austin D. Kim(1)	$493,000	$512,720	4.0%
Douglas J. Williamson(2)	N/A	$540,000	N/A

(1)
Mr. Kim ceased being an executive officer in February 2024 and remains employed as a non-executive employee.
(2)
Dr. Williamson joined the Company in January 2023 and his employment was terminated without cause in April 2024. For more information, see below under “—Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonuses

The Compensation Committee believes that performance-based cash bonuses play an important role in providing incentives to executives to achieve defined annual corporate goals. At the beginning of each year, the Compensation Committee reviews a detailed set of overall corporate performance goals for the current year prepared by management that are intended to apply to the executives’ annual incentive awards. For 2023, if those goals are achieved in full, 77.5% of the executives’ annual target incentive awards would be earned. In early 2023, the Compensation Committee reserved and later exercised its ability to approve additional corporate performance goals at mid-year that would result, if achieved in full, in the remaining 22.5% of the executives’ annual target incentive awards being earned. The performance metrics against which executive officers are measured are pre-established, clearly communicated, measurable, and consistently applied. The Compensation Committee considers these metrics to be objectively measurable, rigorous and not susceptible to discretionary interpretation or application.

The target annual incentive bonuses in 2023 were as follows in the table below. Actual bonuses can range from 0 to 150% of the applicable target percentage based on the Compensation Committee’s quantifiable assessment of total corporate goal achievement to align delivered pay with actual performance.

Name	Base Salary Paid in 2023	Target Bonus (as % of Base Salary)	Target Bonus
Stephen R. Davis	$856,593	80%	$685,274
Mark C. Schneyer	$484,842	50%	$242,421
Brendan P. Teehan	$500,650	50%	$250,325
Austin D. Kim	$509,433	50%	$254,717
Douglas J. Williamson	$536,192	50%	$268,096

For 2023, the Board established corporate goals related to the following categories:

2023 Corporate Annual Cash Incentive Plan Goals(1)		Target Points	Achievement
1.	NUPLAZID net product sales(2)	20.0(2)	25.5(2)
2.	DAYBUE net product sales(3)	25.0(3)	36.3(3)
3.	Trofinetide NDA approval	10.0	15.0
4.	Initiation of DAYBUE real world evidence study	2.5	2.5
5.	Initiation of ACP-204 Phase 2/3 study in Alzheimer’s disease psychosis	17.5	17.5
6.	Positive top-line results in pimavanserin NSS Phase 3 study(4)	—	—
7.	Initiation of ACP-101 Phase 3 study in Prader-Willi syndrome	10.0	10.0
8.	Business development transactions	15.0	22.5
	Total:	100	129.3

(1)
These corporate performance goals include highly sensitive competitive data, including pre-clinical, clinical, regulatory and financial targets. Except as set forth below, we do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. We purposely set these goals at challenging levels. Revealing certain elements of these goals could potentially reveal insights about our pre-clinical, clinical, regulatory and strategic plans or objectives that our competitors or potential collaborators could use against us.
(2)
The applicable annual NUPLAZID net product sales threshold, target and outperform levels set at beginning of year and at mid-year, and the applicable points, were as follows:

2023 NUPLAZID Net Product Sales (in millions) and Points
	Beginning-of-Year Goals	Mid-Year Goals
Threshold	$518 (9.375 points)	$530 (5.625 points)
Target	$540 (12.5 points)	$540 (7.5 points)
Outperform at 150%	$560 (18.75 points)	$560 (11.25 points)
Outperform at 200%	$580 (25.0 points)	$580 (15.0 points)

The final achievement measurement is subject to the adjustments that the Board reserved the right to make at its discretion at the time the goals were set, including based on any unplanned changes in weighted average cost associated with price increases or discounts and unbudgeted year-end inventory levels, which the Board determined should not affect measurement of achievement. The actual full-year 2023 net product sales of NUPLAZID were $549.2 million. As adjusted, $551.1 million was used to measure the achievement. Straight-line interpolation is used to measure the achievement for performance between the points shown.

(3)
The applicable annual DAYBUE net product sales threshold, target and outperform levels set at beginning of year and at mid-year, and the applicable points, were as follows:

2023 DAYBUE Net Product Sales (in millions) and Points
	Beginning-of-Year Goals	Mid-Year Goals*
Threshold	$43 (7.5 points)	$149 (11.25 points)
Target	$77 (10.0 points)	$175 (15.0 points)
Outperform at 150%	$93 (15.0 points)	$188 (22.5 points)
Outperform at 200%	$114 (20.0 points)	$200 (30.0 points)

* The significantly more challenging annual net product sales threshold, target and outperform levels set at mid-year were based on strong performance observed at the mid-year review and reflect the rigor of the program.

The final achievement measurement is subject to the adjustments that the Board reserved the right to make at its discretion at the time the goals were set, including based on changes in launch price or price increases, which the Board determined should not affect measurement of achievement. The actual full-year 2023 net product sales of DAYBUE were $177.2 million and this figure was used to measure the achievement. Straight-line interpolation is used to measure the achievement for performance between the points shown.

(4)
No target points were assigned. However, subject to the Board’s discretion, additional points were available if topline results in pimavanserin NSS Phase 3 study were released prior to the setting of 2024 goals. As such results were released after the setting of 2024 goals, no points were assigned and no points were awarded.

Actual payout was determined by the Compensation Committee based on achievement of the pre-established goals, which have individual weightings and criteria for determination of payout above and below target levels.

The Compensation Committee applied the pre-established quantitative criteria to assessing 2023 annual incentives. Both NUPLAZID and DAYBUE net product sales exceeded target, as detailed above, with the latter achieving a particularly strong performance. Favorable product label was deemed by the Compensation Committee to warrant points being earned at an outperform level for the trofinetide NDA approval. Advanced R&D objectives were met at a high level, both in terms of timing and achievement, and accordingly the Compensation Committee awarded points at the target level in this category. Finally, in the business development category, the execution of several transactions, most notably the acquisition of ex-North American rights to trofinetide, was deemed by the Compensation Committee to warrant points being earned at an outperform level. The total annual cash incentive percentage, therefore, was 129.29% of target for each executive. The resulting individual bonus percentages were as follows:

Name	2023 Annual Bonus Achieved (as % of Target)	Actual Bonus for 2023	Actual Bonus for 2023 (as % of Base Salary)
Stephen R. Davis	129.3%	$886,184	103.5%
Mark C. Schneyer	129.3%	$313,494	64.7%
Brendan P. Teehan	129.3%	$323,716	64.7%
Austin D. Kim	129.3%	$329,395	64.7%
Douglas J. Williamson	129.3%	$347,178	64.7%

Long-Term Incentives

The grant date fair value of each executives’ equity awards granted is based on the executive’s position, the executive’s performance in the prior year, the Company’s overall performance, and the executive’s potential for continued sustained contributions to the Company’s success. Based on market data provided by FW Cook, the Compensation Committee also considers the equity grant levels of the peer group. The Compensation Committee set the 2023 annual equity grant values below the 50th percentile of the peer group for each of the named executive officers.

Individual 2023 equity grant values are as follows:

Name	2023 Target Long-Term Incentive Value	2023 Actual Grant Date Fair Value(1)
Stephen R. Davis	$6,900,000	$5,813,669
Mark C. Schneyer	$2,100,000	$1,769,390
Brendan P. Teehan	$2,100,000	$1,769,390
Austin D. Kim	$1,400,000	$1,179,574
Douglas J. Williamson(2)	$3,250,000	$3,685,392

(1)
Value differs from target LTI value because 1) the number of awards granted is calculated using the 30-trading day volume weighted average price prior to grant and 2) PSUs have grant date fair value of $0 since earnout is deemed improbable at the time of grant.
(2)
In connection with the commencement of his employment, Dr. Williamson received a “new hire” equity award with a target LTI value of $3,250,000 at the date of grant consisting of 75% in time-based stock options and 25% in time-based RSUs. This LTI value was approximately 1.3 times the median annual grant value for named executive officers at our peer group who were heads of research and/or development. Dr. Williamson was not eligible to receive an annual grant in 2023. Following termination of his employment without cause in April 2024, approximately 71% of such stock options and all such RSUs were forfeited.

In 2023, annual grants were made in May for our named executive officers (other than Dr. Williamson) with the following equity mix: 50% time-based stock options; 25% PSUs; and 25% time-based RSUs. Each of these awards vest as described below. For details on the awards granted in 2023, please see the Grants of Plan-Based Awards table below.

Time-Based Stock Options (50% Weighting). Options are granted based on the belief that they naturally align executives with the creation of stockholder value and are the best long-term incentive vehicle to retain and promote the Company’s entrepreneurial culture. Time-based options vest 25% after one year and in equal monthly installments over the next three years and have a ten-year term.

The Compensation Committee believes that stock options are inherently performance-based, incentivize executives to make decisions that ensure long-term success and are appropriate and advantageous for the following additional reasons:

•
Value is only realized if the stock price increases, thereby aligning the interests of executives with those of stockholders.
•
Stock options have greater downside risk than full-value awards, as they do not provide any value to the holder if the stock price declines below the exercise price, which is determined as of the date of grant.
•
The ten-year term of options gives executives the opportunity to realize value over a long period of time, which promotes long-term thinking and value creation.
•
Stock options are well understood and help attract and retain executives who contribute to the Company’s entrepreneurial culture.

PSUs (25% Weighting). PSUs provide for alignment with the Company’s long-term strategic goals. PSUs are earned only if the Company achieves rigorous long-term goals related to NUPLAZID net product sales, DAYBUE net product sales, pimavanserin development and other research and development objectives and business development goals focused on complementary indications benefiting from the Company’s demonstrated expertise in development and commercialization. For the PSUs granted in 2023, the goals may be achieved between 2023 and 2028, with a decreasing number of points (or no points) earned for achievement in later years. Up to 60 possible points may be earned, and achieving certain point thresholds results in PSUs becoming vested upon confirmation of achievement by the Compensation Committee. The goals represent diversified business and development strategies, not all of which are expected to come to fruition. As such, we consider achievement of all goals to be highly unlikely and the achievement of the points required to earn target and maximum level payouts to represent very strong and truly outstanding performance, respectively. There is a minimum vesting period of two years after grant for all earned awards.

PSU Earnout Schedule

Total Points Earned	Awards Earned (% Target)
<8	0%
8	50%
12	75%
15	100%
18	125%
21	150%
24	175%
≥28	200%

The PSU goals are pre-established, challenging, clearly communicated, measurable, and consistently applied. They focus on long-term performance, unlike our annual cash incentive program, which focuses on short-term performance. For example, only a portion of potential points in the category of NUPLAZID net product sales achievement can be earned during 2023 (corresponding to a similarly limited portion of total potential points in the PSU earnout schedule). The remainder of net product sales goals can be earned in 2024-2028. The categories of goals, performance periods and weightings are as follows:

Goal Category(1)	Performance Period(2)	Weighting
NUPLAZID net product sales	2023-2028	37.5% of available points
DAYBUE net product sales	2023-2028	18.8% of available points
FDA approval of additional uses of pimavanserin	2024-2027	6.3% of available points
ACP-204 continued clinical development	2024-2027	6.3% of available points
Development and approval of non-pimavanserin compound(s)	2023-2028	18.8% of available points
Non-financial achievement	2023-2028	12.5% of available points

(1)
These corporate performance goals include highly sensitive competitive data, including pre-clinical, clinical, regulatory and financial targets. Except as set forth below, we do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. We purposely set these goals at challenging levels. Revealing certain elements of these goals could potentially reveal insights about our pre-clinical, clinical, regulatory and strategic plans or objectives that our competitors or potential collaborators could use against us.
(2)
A decreasing number of points, or zero points, would be earned for achievement in later years.

As is typical, the PSU goals were adopted by the Compensation Committee in the spring of 2023. Under prior years’ performance equity programs for 2017, 2018 and 2019, four, six and four points were earned against the schedules of performance options or PSUs granted in such years, respectively. These points were earned in 2019 and 2020 based on NUPLAZID net product sales goals that were achieved in 2019 and 2020 and resulted in the vesting of one-half of the target number of performance awards granted in each of 2017, 2018 and 2019. No additional performance option or PSU goals were achieved in 2021 and 2022, attesting to the difficulty of meeting the objectives necessary to vest the performance options and PSUs.

In the spring of 2024, the Compensation Committee determined that two goals (trofinetide approval and DAYBUE net product sales) totaling eight points were achieved in 2023, resulting in the vesting of one-half the number of target performance awards granted in 2022. The trofinetide approval goal needed to be achieved prior to year-end 2023 in order to achieve the designated number of points. The actual full year 2023 net product sales of DAYBUE were $177.2 million. The applicable 2023 DAYBUE net product sales goal was exceeding $150 million.

Performance Equity Awards Outstanding on 12/31/2023
Grant Date	Award Type	Award Earned (% Target)	Year(s) of Earnout	Objective(s) Achieved
8/3/2017*	Perf. Option	50	2020	Net product sales, clinical POC
9/7/2017*	Perf. Option	50	2020	Net product sales, clinical POC
4/8/2018*	Perf. Option	―	―	―
10/15/2018*	Perf. Option	50	2020	Net product sales, clinical POC
4/29/2019*	PSU	50	2020	Net product sales
1/6/2020	PSU	―	―	―
2/23/2021	PSU	―	―	―
4/5/2022	PSU	50	2023	Net product sales, FDA approval
5/1/2023	PSU	―	―	―

* Performance period ended on 12/31/2023 and the unvested awards were cancelled effective February 2024.

Time-Based Restricted Stock Units (25% Weighting). The Company believes that RSUs are a stable equity vehicle that has significant retentive value. The RSUs vest in four annual installments beginning on the first anniversary of the grant date.

Additional Policies and Benefits

Clawback Policy

In October 2023, the Compensation Committee reviewed the Company’s Clawback Policy and approved certain changes needed to comply with the listing standards adopted by Nasdaq implementing the SEC’s recently finalized Exchange Act Rule 10D-1. The policy provides for a mandatory restatement related clawback in accordance with the Nasdaq requirements. The policy further provides for a discretionary clawback of incentive compensation, whether cash-based or equity-based, which may be discretionary, time-based or performance-based, when an executive officer commits misconduct in connection with a restatement.

Equity Grant Policies

Executives’ stock options are granted with an exercise price based on the fair market value, which has been deemed to be the closing price on the date of grant. Stock option grants to executives currently are made pursuant to our 2010 Plan. The Company does not coordinate the grant of stock options to the timing of releases of material non-public information. New hire equity grants consist of both time-based stock options and RSUs, with a higher proportion of the overall grant value made up of stock options for senior vice presidents and above. In addition, new hire equity grants are made on a dollar value basis rather than as a fixed number of awards dependent upon level. For executive-level hires, the award value takes into account the executive’s qualifications, experience and competitive market information for similar positions in the biotechnology industry, as well as the then-current compensation approach of the Company.

Restrictions on Hedging or Pledging

Pursuant to the terms of the Company’s Amended and Restated Policy for Stock Trading by Officers, Directors and Certain Other Employees, executive officers are prohibited from engaging in short sales, transactions involving put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. In addition, pursuant to that policy, executive officers may not pledge or otherwise transfer any beneficially owned Company securities without prior notification and approval by our Chief Executive Officer or Chief Financial Officer.

Stock Ownership Guidelines

The Company maintains robust stock ownership guidelines, in part based upon the feedback of our stockholders. Executive officers’ stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each executive’s position, as set forth below:

Position	Stock Ownership Multiple of Salary
Chief Executive Officer	6x
Other Executive Officers	2x

Ownership levels are expected to be achieved within five years of the guideline being applicable. As of December 31, 2023, all named executive officers were either in compliance with the guidelines or had additional time to achieve them.

Post-employment Compensation

The named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” These severance and change in control benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders.

Other Benefits

The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage, 401(k) matching contributions (as described below), an employee stock purchase plan and, for new hires who are relocating, certain relocation benefits (including, among other things, certain moving expenses and reimbursement of certain costs incurred in connection with the sale of an existing home and purchase of a new home); however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

We maintain a 401(k) profit sharing plan (the “401(k) plan”) for our employees. Our executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). The 401(k) plan provides that each participant may contribute up to the lesser of 5% of his or her eligible compensation or the statutory limit, which was $22,500 for calendar year 2023. Participants who are 50 years old or older can also make “catch-up” contributions, which in calendar year 2023 was up to an additional $7,500, above the statutory limit. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. During 2023, we provided matching contributions equal to $16,500 to each of Messrs. Davis, Schneyer and Teehan and Dr. Williamson. All matching during 2023 was immediately fully vested.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Dr. Biggar and Messrs. Baker and Daly. No member of the Compensation Committee has ever been an officer or employee of the Company. None of the executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

Compensation Risk Assessment

Although a portion of the compensation provided to our executive officers and other employees is performance-based, the executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that the compensation program is designed to encourage executive officers and other employees to remain focused on both short-term and long-term strategic goals within the context of a pay-for-performance compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The foregoing report has been furnished by the Compensation Committee.

Stephen R. Biggar, Committee Chair

Julian C. Baker

James M. Daly

2023 Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2023, 2022, and 2021, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers as of December 31, 2023 (the “Named Executive Officers” or “NEOs”).

Summary Compensation Table

Name	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Stephen R.	Chief Executive Officer	2023	856,593	—	1,948,017	3,865,652	886,184	30,568	7,587,014
Davis(4)		2022	822,316	—	8,926,598	3,643,271	615,810	20,144	14,028,139
		2021	792,831	—	4,355,433	4,403,433	196,654	44,937	9,793,289
Mark C.	Executive Vice President,	2023	484,842	—	592,883	1,176,507	313,494	23,478	2,591,204
Schneyer(5)	Chief Financial Officer	2022	467,283	—	269,143	269,143	218,515	15,230	1,239,314
		2021	398,183	—	2,083,089	544,236	52,337	104,973	3,182,819
Brendan P.	Executive Vice President,	2023	500,650	—	592,883	1,176,507	323,716	24,834	2,618,590
Teehan(6)	Chief Operating Officer and	2022	482,521	—	220,199	222,643	225,641	16,148	1,167,152
	Head of Commercial	2021	393,917	—	1,765,002	222,643	48,065	44,488	2,474,115
Austin D. Kim(7)	Former Executive Vice	2023	509,433	—	395,241	784,333	329,395	6,144	2,024,546
	President, General Counsel,	2022	489,042	—	2,924,370	890,573	228,895	4,212	4,537,092
	and Secretary	2021	470,180	—	880,895	890,573	65,606	23,449	2,330,704
Douglas J.	Former Executive Vice	2023	536,192	—	960,925	2,724,467	347,178	19,931	4,588,693
Williamson(8)	President, Head of	2022	—	—	—	—	—	—	—
	Research and Development	2021	—	—	—	—	—	—	—

(1)
Represents value of RSUs and PSUs granted in each year. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For RSUs, the grant date fair value was computed using the closing price of the Company’s common stock on the date of grant. Certain RSUs are subject to accelerated vesting in certain circumstances. For PSUs granted in 2021, the Company assumed that performance goals will be achieved at target to determine the grant date fair value. For PSUs granted in 2022 and 2023, the achievement of performance goals was deemed not probable at the time of grant and therefore such PSUs had no grant date fair value. Accordingly, the values for the PSUs in the table above reflect less than the maximum potential value of the awards. The table below shows the maximum payouts that were possible for the PSUs awarded in 2023 based on the closing price of the Company’s common stock on the date of grant and assuming the maximum level of performance was achieved.

Name	Target PSU Value	Maximum PSU Value
Stephen R. Davis	$1,948,017	$3,896,034
Mark C. Schneyer	$592,883	$1,185,767
Brendan P. Teehan	$592,883	$1,185,767
Austin D. Kim	$395,241	$790,482
Douglas J. Williamson(8)	$—	$—

(2)
Amounts shown do not reflect compensation actually received by the named individual. “Option Awards” includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for the assumptions used to determine the valuation of stock option awards.
(3)
Amounts for each year are annual incentive bonuses.
(4)
For 2023, “All Other Compensation” includes $16,500 in employer 401(k) matching.
(5)
Mr. Schneyer’s appointment as our Executive Vice President, Chief Financial Officer was effective December 9, 2021. For 2023, “All Other Compensation” includes $16,500 in employer 401(k) matching.
(6)
Mr. Teehan’s appointment as our Executive Vice President, Chief Operating Officer, Head of Commercial was effective November 1, 2021. For 2023, “All Other Compensation” includes $16,500 in employer 401(k) matching.
(7)
Mr. Kim ceased being an executive officer in February 2024 and remains employed as a non-executive employee.
(8)
Dr. Williamson’s appointment as our Executive Vice President, Head of Research & Development was effective in February 2023, and he was not a Named Executive Officer in 2022 or 2021. Dr. Williamson did not receive a PSU award in 2023. For 2023, “All Other Compensation” includes $16,500 in employer 401(k) matching. Dr. Williamson’s employment was terminated without cause in April 2024. For more information, see below under “—Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2023:

Grants of Plan-Based Awards in Fiscal 2023

								All Other Stock Awards:	All Other Option Awards:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Securities	Number of Securities	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying RSUs (#)(3)	Underlying Options (#)(4)	Option Awards ($)(5)	Equity Awards ($)(6)
Stephen	N/A	—	685,274	1,027,912	—	—	—	—	—	—	—
R. Davis	5/1/2023	—	—	—	—	—	—	—	295,503	21.75	3,865,652
	5/1/2023	—	—	—	—	—	—	89,564	—	—	1,948,017
	5/1/2023	—	—	—	44,782	89,564	179,128	—	—	—	—
Mark C.	N/A	—	242,421	363,631	—	—	—	—	—	—	—
Schneyer	5/1/2023	—	—	—	—	—	—	—	89,936	21.75	1,176,507
	5/1/2023	—	—	—	—	—	—	27,259	—	—	592,883
	5/1/2023	—	—	—	13,630	27,259	54,518	—	—	—	—
Brendan	N/A	—	250,325	375,488	—	—	—	—	—	—	—
P. Teehan	5/1/2023	—	—	—	—	—	—	—	89,936	21.75	1,176,507
	5/1/2023	—	—	—	—	—	—	27,259	—	—	592,883
	5/1/2023	—	—	—	13,630	27,259	54,518	—	—	—	—
Austin D.	N/A	—	254,717	382,075	—	—	—	—	—	—	—
Kim	5/1/2023	—	—	—	—	—	—	—	59,957	21.75	784,333
	5/1/2023	—	—	—	—	—	—	18,172	—	—	395,241
	5/1/2023	—	—	—	9,086	18,172	36,344	—	—	—	—
Douglas J.	N/A	—	268,096	402,144	—	—	—	—	—	—	—
Williamson	2/10/2023	—	—	—	—	—	—	—	237,296	18.97	2,724,467
	2/10/2023	—	—	—	—	—	—	50,655	—	—	960,925

(1)
Amounts reported represent the potential short-term incentive compensation amounts payable for our 2023 fiscal year under our annual cash incentive program. The amounts reported represent each NEO’s target and maximum possible payments for 2023. Because actual payments to the NEOs could range from 0% to 150% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2023 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(2)
Amounts reported represent PSUs, which are subject to performance vesting conditions, as described above in the “Compensation Discussion and Analysis – Elements of Executive Compensation—Long-Term Incentives” section.
(3)
Amounts reported represent service-based restricted stock units which vest in four equal annual installments.
(4)
Amounts reported represent service-based option awards which vest 25% after one year and in equal monthly installments thereafter.
(5)
In accordance with the terms of the 2010 Plan, the exercise price of each option was set at the market closing price of the Company’s common stock on the date of grant. PSU and RSU awards were made at the same time.
(6)
Represents value of all equity awards granted in 2023. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For RSUs, the grant date fair value was computed using the closing price of the Company’s common stock on the date of grant. For PSUs granted in 2021, the Company assumed that performance goals will be achieved at target to determine the grant date fair value. For PSUs granted in 2022 and 2023, the achievement of performance goals was deemed not probable at the time of grant and therefore such PSUs had no grant date fair value. The values recognized in the “Grant Date Fair Value of Equity Awards” column above do not reflect estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards at December 31, 2023 for the Named Executive Officers:

Outstanding Equity Awards at December 31, 2023

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen R. Davis	220,000	—	—	20.77	7/14/2024		—	—	—	—
	220,000	—	—	34.45	3/19/2025		—	—	—	—
	225,000	—	—	35.91	8/31/2025		—	—	—	—
	100,000	—	—	19.65	3/14/2026		—	—	—	—
	243,750	—	—	36.54	3/7/2027		—	—	—	—
	40,625	—	40,625	29.59	8/2/2027(5)		—	—	—	—
	243,750	—	—	35.80	9/6/2027		—	—	—	—
	40,625	—	40,625	35.80	9/6/2027(5)		—	—	—	—
	—	—	45,000	19.98	4/17/2028(5)		—	—	—	—
	135,000	—	—	19.98	4/17/2028		—	—	—	—
	23,750	—	23,750	21.28	10/14/2028(5)		—	—	—	—
	95,000	—	—	21.28	10/14/2028		—	—	—	—
	219,298	—	—	25.12	4/28/2029		—	—	—	—
	—	—	—			4/29/2019(5)	—	—	31,250	978,438
	135,422	2,882	—	42.81	1/5/2030		—	—	—	—
	—	—	—			1/6/2020	9,528	298,322	—	—
	—	—	—			1/6/2020	—	—	38,110	1,193,224
	114,204	47,026	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	21,892	685,439	—	—
	—	—	—			2/23/2021	—	—	43,782	1,370,814
	99,137	138,794	—	25.75	4/4/2032		—	—	—	—
	—	—	—			4/5/2022	52,000	1,628,120	—	—
	—	—	—			4/5/2022	—	—	69,333	2,170,816
	—	—	—			4/5/2022(6)	173,332	5,427,025	—	—
	—	295,503	—	21.75	4/30/2033		—	—	—	—
	—	—	—			5/1/2023	89,564	2,804,249	—	—
	—	—				5/1/2023	—	—	89,564	2,804,249
	2,155,561	484,205	150,000				346,316	10,843,154	272,039	8,517,541
Mark C. Schneyer	35,932	5,134	—	46.81	6/7/2030		—	—	—	—
	—	—	—			6/8/2020	1,893	59,270	—	—
	14,114	5,813	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	2,706	84,725	—	—
	—	—	—			2/23/2021	—	—	5,411	169,418
	—	—	—			11/17/2021(6)	39,652	1,241,504	—	—
	30,171	42,243	—	25.75	4/4/2032		—	—	—	—
	—	—	—			4/5/2022	15,826	495,512	—	—
	—	—	—			4/5/2022	—	—	21,101	660,672
	—	89,936	—	21.75	4/30/2033		—	—	—	—
	—	—	—			5/1/2023	27,259	853,479	—	—
	—	—	—			5/1/2023	—	—	27,259	853,479
	80,217	143,126	—				87,336	2,734,490	53,771	1,683,570
Brendan P. Teehan	52,500	—	—	16.87	7/15/2028		—	—	—	—
	10,993	—	—	25.12	4/28/2029		—	—	—	—
	9,141	195	—	42.81	1/5/2030		—	—	—	—
	—	—	—			1/6/2020	1,287	40,296	—	—
	5,774	2,378	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	2,214	69,320	—	—
	—	—	—			11/17/2021(6)	39,652	1,241,504	—	—
	28,735	40,231	—	25.75	4/4/2032		—	—	—	—
	—	—	—			4/5/2022	15,072	471,904	—	—
	—	—	—			4/5/2022	—	—	20,096	629,206
	—	89,936	—	21.75	4/30/2033		—	—	—	—
	—	—	—			5/1/2023	27,259	853,479	—	—
	—	—	—			5/1/2023	—	—	27,259	853,479
	107,143	132,740	—				85,484	2,676,504	47,355	1,482,685
Austin D. Kim	113,750	—	—	17.58	7/17/2028		—	—	—	—
	42,173	—	—	25.12	4/28/2029		—	—	—	—
	—	—	—			4/29/2019	—	—	6,010	188,173
	23,215	494	—	42.81	1/5/2030		—	—	—	—
	—	—	—			1/6/2020	1,634	51,161	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	—	—	—			1/6/2020	—	—	6,533	204,548
	23,097	9,511	—	49.74	2/22/2031		—	—	—	—
	—	—	—			2/23/2021	4,428	138,641	—	—
	—	—	—			2/23/2021	—	—	8,855	277,250
	27,298	38,219	—	25.75	4/4/2032		—	—	—	—
	—	—	—			4/5/2022	14,319	448,328	—	—
	—	—	—			4/5/2022	—	—	19,092	597,771
	—	—	—			4/5/2022(6)	60,289	1,887,649	—	—
	—	59,957	—	21.75	4/30/2033		—	—	—	—
	—	—	—			5/1/2023	18,172	568,965	—	—
	—	—	—			5/1/2023	—	—	18,172	568,965
	229,533	108,181	—				98,842	3,094,743	58,662	1,836,707
Douglas J. Williamson	—	237,296	—	18.97	2/9/2033		—	—	—	—
	—	—	—			2/10/2023	50,655	1,586,008	—	—
	—	237,296	—				50,655	1,586,008	—	—

(1)
Time-based options granted to our Named Executive Officers vest over four years with 25% of the total number of shares subject to an option vesting after the first year and 1/48th per month thereafter. Awards are time-based unless indicated as performance-based awards. Options expire on the 10th anniversary of the grant date.
(2)
Performance-based award. Vesting of performance-based option awards depends on achievement of net product sales, research and development, and business development goals described in proxy statements for the years of their grant. The amounts in this column reflect the target shares issuable pursuant to such options. If appropriate performance criteria are met, the maximum possible shares issuable is twice the target amount of each grant.
(3)
Other than as described in (5), time-based restricted stock units granted to our Named Executive Officers vest in four equal annual installments beginning on the first anniversary of the grant date.
(4)
Performance-based award. Vesting of performance-based unit awards depends on achievement of net product sales, research and development, and business development goals described in proxy statements for the years of their grant. The amounts in this column reflect the target shares issuable pursuant to such units. If appropriate performance criteria are met, the maximum possible shares issuable is twice the target amount of each grant.
(5)
Performance period ended on 12/31/2023 and the unvested options were cancelled effective February 2024.
(6)
Subject to accelerated vesting upon achieving certain stock price thresholds. The RSUs vest as follows: 37.5% of the RSUs vest 18 months from the grant date, 12.5% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2023, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Stephen R. Davis	100,000	$927,350	157,430	$3,307,830
Mark C. Schneyer	—	$—	48,171	$1,070,613
Brendan P. Teehan	—	$—	48,634	$1,069,502
Austin D. Kim	—	$—	47,799	$1,016,266
Douglas J. Williamson	—	$—	—	$—

(1)
The value realized on vesting of RSUs was calculated as of the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of shares vested.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our executives and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future.

Potential Payments Upon Termination or Change in Control

The amounts of compensation payable to each Named Executive Officer upon termination of the employment of the executive are described below. Our Compensation Committee may approve, or in its discretion, recommend for the approval of the Board revisions, amendments or additions to these benefits.

Payments due upon termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the Named Executive Officer is entitled to receive amounts earned during his or her term of employment, including accrued and unpaid salary and payment in lieu of unused vacation days.

On December 10, 2015, the Compensation Committee, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Management Severance Benefit Plan (the “Severance Plan”) and the Acadia Pharmaceuticals Inc. Amended and Restated Change in Control Severance Benefit Plan (the “CIC Plan”, and together with the Severance Plan, the “Plans”). The CIC Plan amends and restates Acadia’s Change in Control Severance Benefit Plan that was effective as of March 11, 2013.

Potential payments under Management Severance Benefit Plan

The Severance Plan entitles our Named Executive Officers and other members of management to certain severance payments and benefits in the event of a qualifying termination of employment, other than in connection with certain change in control events that are covered by the CIC Plan. In reviewing the terms of the Severance Plan, the Compensation Committee and the Board of Directors reviewed information about the practices of other companies in the health care industry. In adopting the Severance Plan, the Board of Directors considered the benefit to the Company and its stockholders in providing stability for key employees. The Severance Plan will be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard. A qualifying termination is a termination by us for any reason other than cause (as defined below), or, in certain cases, by the employee for Good Reason (as defined below). For purposes of the Severance Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct; (v) such employee’s material failure to competently perform his/her assigned duties for the Company; (vi) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vii) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clauses (v) and (vi), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured to the satisfaction of the Board of Directors within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. The determination of whether a termination is for cause shall be made by the Board of Directors in its sole and exclusive judgment and discretion. For purposes of the Severance Plan, “Good Reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; provided, however, that a change solely in the employee’s title or reporting relationships shall not provide the basis for a termination with Good Reason; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the effective date; or (iv) a material breach by the Company of any provision of the Severance Plan or any other material agreement between the employee and the Company concerning the terms and conditions of the employee’s employment.

The amount of the payments and the type of benefits provided under the Severance Plan vary based on the employee’s position and include cash severance payments based on base salary and target bonus, accelerated vesting of equity awards (for our Chief Executive Officer only), and payment for continued coverage under group health plans. Specifically, each Named Executive Officer is entitled to (i) a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year, (ii) a target bonus severance amount that is equal to the pro-rata portion of the individual’s target bonus payment for the year, and (iii) the payment of COBRA premiums for 18 months in the case of Mr. Davis and 12 months in the case of our other Named Executive Officers. In the case of Mr. Davis, the base compensation severance benefit amount and target bonus payment for the year are multiplied by 1.5. Mr. Davis only would be eligible to receive 12 months of accelerated vesting of any outstanding equity awards in the event of a qualifying termination, with performance awards deemed vested at 100% of target. If a qualifying termination had occurred on December 31, 2023, and 12 months of Mr. Davis’s outstanding equity awards were deemed vested (with performance awards deemed vested at 100% of target), the value of the accelerated awards to Mr. Davis would have been $12.4 million in addition to cash compensation of approximately $3.1 million, for a total of approximately $15.4 million. The value of accelerated awards is calculated as the sum of the products of (i) the difference between the exercise price of each option deemed accelerated and the fair market value of our common stock on December 31, 2023 multiplied by (ii) the number of shares deemed accelerated under the applicable option plus the value of other accelerated full value equity awards. If a qualifying termination had occurred on December 31, 2023, Mr. Schneyer, Mr. Teehan, Mr. Kim and Dr. Williamson would have received payments of approximately $1.0 million, $1.0 million, $1.1 million and $1.1 million, respectively. The payments and benefits provided under the Severance Plan replaced any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with the other terms and conditions of the Severance Plan.

Dr. Williamson’s employment was terminated without cause in April 2024. Dr. Williamson’s termination of employment qualifies as a termination without “cause” under the Severance Plan, and as such he will receive severance payments and benefits in accordance with the Severance Plan, as described above.

In order to receive any benefits under the Severance Plan, employees must sign a general release and waiver of all claims against the Company and agree to certain non-solicitation obligations. Benefits are payable within 10 business days of an effective release.

Potential payments under Amended and Restated Change in Control Severance Benefit Plan

In 2013, the Compensation Committee, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Change in Control Severance Benefit Plan. The CIC Plan adopted in December 2015 amends and restates the Change in Control Severance Benefit Plan that was effective as of March 11, 2013. In adopting the plan, the Board considered the benefit to the

Company and its stockholders in providing incentives for management continuity in the event of a merger for the Company. In reviewing the terms of the CIC Plan, the Compensation Committee and the Board reviewed information about the practices of other companies in the health care industry. The CIC Plan will also be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard.

The CIC Plan entitles our Named Executive Officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment up to 30 days prior to or within 18 months following certain change in control events. The CIC Plan thus requires a “double trigger” before any benefits are received by the Named Executive Officers. A qualifying termination is a termination by us for any reason other than cause (as defined below), or by the employee for Good Reason (as defined below). For purposes of the CIC Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct with respect to such employee’s job duties; (v) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vi) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clause (v), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. For purposes of the CIC Plan, “Good Reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the Effective Date; or (iv) a material breach by the Company of any provision of the CIC Plan or any other agreement between the employee and the Company.

The amount of the payments and the type of benefits provided under the CIC Plan vary based on the employee’s position and include cash severance payments based on base salary and bonus, accelerated vesting of equity awards, and payment for continued coverage under group health plans. Specifically, each Named Executive Officer is entitled to a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year, which amount is then multiplied by 2 for Mr. Davis and 1.5 for Mr. Schneyer, Mr. Teehan, Mr. Kim and Dr. Williamson. In addition, the Named Executive Officers are also eligible to receive a pro-rated portion of the target bonus for the year in which the change in control occurs. Under the CIC Plan, any equity awards held by a Named Executive Officer that are outstanding but unvested will vest, with performance awards deemed vested at 100% of target. In addition, each Named Executive Officer will receive the payment of COBRA premiums for 18 months. Thus, this type of vesting acceleration would require a “double trigger” for the applicable Named Executive Officer, as noted above. If a merger had occurred effective as of December 31, 2023 and all outstanding equity awards were deemed vested (with performance awards vested at 100% of target), the realized value of the stock awards as of such date for Mr. Davis, Mr. Schneyer, Mr. Teehan, Mr. Kim and Dr. Williamson would have been $22.8 million, $5.5 million, $5.2 million, $5.5 million, and $4.5 million, respectively. In addition, the cash payout under the CIC Plan at December 31, 2023 for each such Named Executive Officer would have been approximately $3.8 million, $1.4 million, $1.4 million, $1.5 million and $1.5 million, respectively.

The payments and benefits provided under the CIC Plan replace any severance or similar payments or benefits under an employment agreement or other arrangement with us, including the Severance Plan, and are subject to the employee’s compliance with the other terms and conditions of the CIC Plan. In order to receive any benefits under the CIC Plan, employees must sign a general release and waiver of all claims against the Company and agree to certain non-solicitation obligations.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2023, with respect to all of our equity compensation plans in effect on that date:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by stockholders(1)	20,070,058	$28.62	9,862,970
Equity compensation plans not approved by stockholders(2)	1,150,136	$22.28	599,864
Total	21,220,194	$28.25	10,462,834

(1)
Includes our 2004 Plan, our Amended and Restated 2010 Equity Incentive Plan (“2010 Plan”) and our 2004 Employee Stock Purchase Plan (the “ESPP”). Amounts reported in column (a) includes outstanding PSUs at maximum value (200% of target) and PSUs are excluded from the calculation of weighted-average exercise price in column (b). 2,311,112 shares under column (c) are attributable to our ESPP.
(2)
Includes our 2023 Inducement Plan.

2023 Inducement Plan

The Board adopted the ACADIA Pharmaceuticals Inc. 2023 Inducement Plan in February 2023 without stockholder approval pursuant to Rule 5635(c) of the Nasdaq Listing Rules.

The Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and other stock-related awards.

Stock awards granted under the Inducement Plan may only be made to individuals who did not previously serve as employees or non-employee directors of the Company or an affiliate of the Company (or following such individuals’ bona fide period of non-employment with the Company or any affiliate of the Company), as an inducement material to the individuals’ entering into employment with the Company or an affiliate of the Company or in a manner otherwise permitted by Rule 5635(c) of the Nasdaq Listing Rules. In addition, stock awards must be approved by either a majority of the Company’s “independent directors” (as such term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules) or the Compensation Committee, provided such committee comprises solely independent directors. The terms of the Inducement Plan are otherwise substantially similar to our 2010 Plan (including with respect to the treatment of stock awards upon corporate transactions involving us or certain changes in our capitalization).

The maximum number of shares of Company common stock that may be issued under the Inducement Plan is 1,750,000 shares. Shares subject to stock awards granted under the Inducement Plan that expire or terminate without being exercised in full, that are forfeited back to the Company because of the failure to meet a contingency or condition required to vest, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the Inducement Plan. In addition, any shares tendered by a participant or withheld by the Company to cover withholding taxes on any type of stock award or to cover the exercise price of a stock option, or related to the net settlement of a stock appreciation right, or shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be available for awards under the Inducement Plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our principal executive officer (“PEO”) to the annual total compensation of our median employee. Stephen R. Davis, our Chief Executive Officer, is our PEO.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by estimating the annual total compensation of each active employee, excluding Mr. Davis, as of December 31, 2023, by (i) aggregating (A) the annual base salary (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) the target bonus for 2023, and (C) the estimated accounting value of any equity awards granted during 2023 and (ii) ranking this compensation measure for our employees from lowest to highest. If such median employee’s actual annual compensation was not comparable to the CEO compensation, for example, because such median employee was hired during the year and thus did not receive a full year’s salary or did not receive a full annual bonus, we used the next lower employee who was comparable as the median employee. Once identified, we calculated the annual total compensation of our median compensated employee in a manner consistent with that used to calculate the annual total compensation of Mr. Davis and disclosed in the Summary Compensation Table above. The ratio of Mr. Davis’s annual total compensation for 2023 of $7,587,014, as reported in the Summary Compensation Table, to the annual total compensation for our median employee in 2023 of $310,611, is approximately 24:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

Provided below is the Company’s “pay versus performance” information as required pursuant to Item 402(v) of Regulation S-K (“Item 402(v)”) promulgated under the Exchange Act and Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This information has been prepared in accordance with Item 402(v) and does not necessarily reflect the actual amount of compensation earned by or paid to our NEOs for the applicable year. Please refer to the Compensation Discussion and Analysis section of this proxy statement for a discussion of our executive compensation program objectives and the ways in which we align executive compensation with performance.

Financial Performance Measure Used for Linking Compensation to Company Performance

As required by Item 402(v), below is the financial performance measure our Compensation Committee used to link compensation actually paid to our NEOs (as calculated in accordance with Item 402(v), “compensation actually paid” or “CAP”) to Company performance for 2023.

• Total Revenue (calculated in accordance with GAAP), which consists of NUPLAZID net product sales and DAYBUE net product sales

Pay Versus Performance Table

In accordance with Item 402(v), we provide below the tabular information for the PEO and the average of our NEOs other than the PEO for 2023, 2022, 2021 and 2020.

					Value of Initial Fixed $100 Investment based on:(4)
Year	Summary Compensation Table Total for PEO(1)(2) ($)	Compensation Actually Paid to PEO(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)(5)	Total Revenue(6) ($ Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	7,587,014	20,950,587	2,955,758	6,414,487	73.19	115.42	(61)	726
2022	14,028,139	7,676,975	4,287,387	2,536,716	37.21	111.27	(214)	517
2021	9,793,289	(21,520,275)	3,049,310	(3,835,336)	54.56	124.89	(168)	484
2020	7,763,187	15,653,628	2,934,638	3,898,370	124.96	125.69	(282)	442

(1)
Stephen R. Davis was our PEO in 2023, 2022, 2021, and 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Srdjan R. Stankovic	Srdjan R. Stankovic	Srdjan R. Stankovic	Douglas J. Williamson
Austin D. Kim	Austin D. Kim	Austin D. Kim	Austin D. Kim
Elena H. Ridloff	Elena H. Ridloff	Mark C. Schneyer	Mark C. Schneyer
Michael J. Yang	Mark C. Schneyer	Brendan P. Teehan	Brendan P. Teehan
Brendan P. Teehan

(2)
The dollar amounts reported in column (b) are the amounts reported in the “Total” column of the Summary Compensation Table for the PEO for the applicable year. The dollar amounts reported in column (d) are the average of the amounts reported in the “Total” columns of the Summary Compensation Table for the non-PEO NEOs set forth in the table to footnote 1 as a group for the applicable year. Refer to “Compensation Discussion and Analysis—Summary Compensation Table.”

(3)
In accordance with the requirements of Item 402(v), CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below, and does not reflect compensation actually earned, realized, or received by the Company’s NEOs in the applicable year. Equity values are calculated in accordance with FASB ASC Topic 718 and the assumptions used were materially the same as those used for the grant date fair values. In accordance with the requirements of 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Exclusion of Reported Stock and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2023	7,587,014	5,813,669	19,177,241	20,950,587

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Reported Stock and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,955,758	2,100,937	5,559,665	6,414,487

The amounts in the “Exclusion of Reported Stock and Option Awards” columns are the totals reported in the “Stock Awards” and “Option Awards” column in the Summary Compensation Table for the applicable year. The amounts in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables and calculated as follows for each applicable year: (i) inclusion of the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) inclusion of the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, inclusion of the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, deduction for the amount equal to the fair value at the end of the prior fiscal year. With respect to the second table above, the amounts are an average with respect to the non-PEO NEOs as a group. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2023	10,301,694	7,499,432	1,376,116	—	19,177,241

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	3,754,856	1,498,992	305,818	—	5,559,665

(4)
The TSR of the peer group determined in accordance with Item 402(v) (“Peer Group TSR”) set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively, and calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price and the Nasdaq Biotechnology Index share price, respectively, at the end and the beginning of the measurement period by the Company’s share price and the Nasdaq Biotechnology Index share price, respectively, at the beginning of the measurement period. Historical stock performance is not necessarily indicative of future stock performance.

(5)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(6)
We determined Total Revenue (calculated in accordance with GAAP), which consists of NUPLAZID net product sales and DAYBUE net product sales, to be the most important financial performance measure used to link CAP to Company performance in 2023.

Relationship between CAP, Cumulative TSR and Cumulative Peer Group TSR

The chart below describes the relationship between CAP to the PEO and the average CAP to the non-PEO NEOs as a group versus our four-year cumulative TSR and the four-year cumulative Peer Group TSR.

Pay Versus TSR 2020-2023
Cumulative TSR (based on $100 investment on December 31, 2019)
$140
$120
$100
$80
$60
$40
$20
$0
-$20
-$40
-$60
-$80
-$100
-$120
-$140
Compensation Actually Paid ($ Mil.)
$40
$30
$20
$10
$0
-$10
-$20
-$30
-$40
2019
2020
2021
2022
2023
CAP to PEO
Avg. Non-PEO NEO CAP
Acadia TSR
Nasdaq Biotech Index TSR

Pay Versus TSR 2020-2022

Relationship between CAP and Net Income

The chart below describes the relationship between CAP to the PEO and the average CAP to the non-PEO NEOs as a group versus our Net Income (calculated in accordance with GAAP).

Pay Versus Net Income 2020-2023
$300
$260
$220
$180
$140
$100
$60
$20
-$20
-$60
-$100
-$140
-$180
-$220
-$260
-$300
Net Income ($ Mil.)
$40
$30
$20
$10
$0
-$10
-$20
-$30
-$40
Compensation Actually Paid ($ Mil.)
2020
2021
2022
2023
Net Income
CAP to PEO
Avg. Non-PEO NEO CAP

202

Relationship between CAP and Total Revenue (our Company-Selected Measure)

The chart below describes the relationship between the CAP to the PEO and the average CAP to the non-PEO NEOs as a group versus our Total Revenue (calculated in accordance with GAAP).

Pay Versus Revenue 2020-2022

Pay Versus Total Revenue 2020-2023
ACAD Total Revenue ($ Mil.)
$700
$600
$500
$400
$300
$200
$100
$0
-$100
-$200
-$300
Compensation Actually Paid ($ Mil.)
$70
$60
$50
$40
$30
$20
$10
$0
-$10
-$20
-$30
2020
2021
2022
2023
Total Revenue
CAP to PEO
Avg. Non-PEO NEO CAP

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Director Compensation

In April 2020, the Board approved an update to the compensation program for our non-employee directors that went into effect upon stockholder approval in June 2020. This change was made following a review of materials provided by FW Cook regarding director compensation of the same peer group of companies that was used to evaluate executive compensation. The program sets forth the compensation paid to each non-employee director while serving on our board of directors. In 2021, the Board approved an update to the compensation program to add an annual cash retainer for service on the Scientific Advisory Committee. The following is a brief summary of the elements of compensation for non-employee directors in effect for the fiscal year ended December 31, 2023.

Cash Compensation

Under the director compensation program, we provide each of our non-employee directors with cash compensation solely in the form of annual retainers, as set forth in the table below.

Annual Retainer	$50,000
Annual Retainer for Board Chair	$30,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Audit Committee Member (non-Chair)	$10,000
Annual Retainer for Compensation Committee Chair	$20,000
Annual Retainer for Compensation Committee Member (non-Chair)	$10,000
Annual Retainer for Nominating and Corporate Governance Committee Chair	$10,000
Annual Retainer for Nominating and Corporate Governance Committee Member (non-Chair)	$5,000
Annual Retainer for Scientific Advisory Committee Chair	$20,000
Annual Retainer for Scientific Advisory Committee Member (non-Chair)	$10,000

In addition to the foregoing fees, our Board may determine that additional committee fees are appropriate and should be payable for any newly created committee of the Board. In determining any such additional fees, the Board shall be guided by compensation paid to non-employee directors of a peer group of companies as well as then-current best practices.

Equity Compensation

Non-employee directors who serve on our Board will receive dollar-denominated (rather than share-denominated) annual awards having a total fair market value of $300,000: (i) a stock option to purchase shares of the Company’s common stock with a fair value of $150,000 and (ii) a restricted stock unit award with a fair value of $150,000 (calculating the value of such awards based on the grant date fair value thereof for financial reporting purposes). The shares subject to each stock option will vest quarterly over one year following the date of grant, with the final tranche vesting upon the earlier of one year following the date of grant or the next annual meeting date, and the restricted stock units will vest in full upon the earlier of one year following the date of grant or the next annual meeting date, in each case subject to the director’s continuous service on each such vesting date. Each new non-employee director who joins the Board will be granted a similar inducement award having a total fair market value at the date of grant of $300,000 upon initial election or appointment to the Board, except that the shares subject to each stock option and the restricted stock units will vest in equal annual installments over two years following the date of grant, subject to the director’s continuous service on each such vesting date.

Stock Ownership Guidelines

Non-employee directors’ stock ownership guidelines are set at five times the regular annual cash retainer, which is currently $50,000. The guidelines will be reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The program counts owned shares and in-the-money value of vested stock options towards the guideline. Ownership levels are expected to be achieved within five years of the guideline being applicable. As of December 31, 2023, all non-employee directors were in compliance with the guidelines or had additional time to achieve them.

Reimbursement of Expenses

In addition, upon presentation of documentation of such expenses reasonably satisfactory to us, each non-employee director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

The following table shows, for the fiscal year ended December 31, 2023, certain information with respect to the compensation of all non-employee directors of the Company during 2023. Mr. Davis, our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(3)	All Other Compensation	Total
Stephen R. Biggar(4)	$115,000	$158,770	$158,983	$—	$432,752
Julian C. Baker(5)	$60,000	$158,770	$158,983	$—	$377,752
Laura Brege(6)	$75,000	$158,770	$158,983	$—	$392,752
James Daly(7)	$70,000	$158,770	$158,983	$—	$387,752
Elizabeth A. Garofalo(8)	$60,000	$158,770	$158,983	$—	$377,752
Edmund P. Harrigan(9)	$70,000	$158,770	$158,983	$—	$387,752
Adora Ndu(10)	$60,000	$158,770	$158,983	$—	$377,752
Daniel Soland(11)	$70,000	$158,770	$158,983	$—	$387,752

(1)
“Fees Earned or Paid in Cash” includes the annual Board of Directors retainer and any applicable additional retainers for service as a member or Chair of a committee.
(2)
“Option Awards” includes the grant date fair value of option awards granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report for the assumptions used to determine the valuation of stock option awards.
(3)
“Stock Awards” includes the grant date fair value of restricted stock units granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report for the methodology used to determine the estimated valuation of restricted stock units.
(4)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as Board chair of $30,000, an additional retainer as Compensation Committee chair of $20,000, an additional retainer as an NCG Committee member (non-chair) of $5,000 and an additional retainer as a Scientific Advisory Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2022, an aggregate of 143,084 stock options and 8,552 restricted stock units that had been granted to Dr. Biggar were outstanding.
(5)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000 and an additional retainer as a Compensation Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2023, an aggregate of 115,129 stock options and 6,652 restricted stock units that had been granted to Mr. Baker were outstanding.
(6)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as Audit Committee chair of $20,000 and an additional retainer as an NCG Committee member (non-chair) of $5,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2023, an aggregate of 125,129 stock options and of 6,652 restricted stock units that had been granted to Ms. Brege were outstanding.
(7)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as an Audit Committee member (non-chair) of $10,000 and an additional retainer as a Compensation Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2023, an aggregate of 96,379 stock options and 6,652 restricted stock units that had been granted to Mr. Daly were outstanding.

(8)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000 and an additional retainer as a Scientific Advisory Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2023, an aggregate of 43,915 stock options and 6,652 restricted stock units that had been granted to Dr. Garofalo were outstanding.
(9)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000 and an additional retainer as a Scientific Advisory Committee chair of $20,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2023, an aggregate of 152,629 stock options and 6,652 restricted stock units that had been granted to Dr. Harrigan were outstanding.
(10)
“Fees Earned or Paid in Cash” represents a prorated annual retainer as a Board member of $50,000 and an additional retainer as a Scientific Advisory Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2023, an aggregate of 25,122 stock options and 11,033 restricted stock units that had been granted to Dr. Ndu were outstanding.
(11)
“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as an Audit Committee member (non-chair) of $10,000 and an additional retainer as NCG Committee chair of $10,000. “Option Awards” includes the fair value of 11,045 stock options granted June 1, 2023 with an exercise price of $23.90. “Stock Awards” includes the fair value of 6,652 restricted stock units granted June 1, 2023. As of December 31, 2023, an aggregate of 165,129 stock options and 6,652 restricted stock units that had been granted to Mr. Soland were outstanding.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The charter of the Audit Committee states that it will review, consider and approve or ratify any “related-persons transactions.” A “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances, including, but not limited to, (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee will look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

We describe below transactions and series of related transactions, since January 1, 2023, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•
the amounts involved exceeded or will exceed $120,000; and
•
a director, executive officer, beneficial owner of more than 5% of our common stock or any member of their immediate family or any entity owned or controlled by such persons who had or will have a direct or indirect material interest.

Certain Related-Person Transactions

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Director Independence

Information regarding director independence is included under “Proposal 1 – Election of Directors” above and is incorporated by reference herein.

OTHER INFORMATION FOR STOCKHOLDERS

Stockholder Proposals for the 2025 Annual Meeting of Stockholders

Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s annual meeting of Stockholders or nominate persons for election to the Board. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals meeting certain requirements may be eligible for inclusion in the Company’s proxy statement for the Company’s 2025 Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2025 proxy statement, any such stockholder proposals must be submitted in writing to the Corporate Secretary of the Company no later than December 27, 2024, in addition to complying with certain rules and regulations promulgated by the SEC. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, in accordance with the “advance notice” provisions of our bylaws, stockholders seeking to present a stockholder proposal or nomination at the Company’s 2025 Annual Meeting of Stockholders, without having it included in the Company’s proxy statement, must timely submit notice of such proposal or nomination. To be timely, a stockholder’s notice must be received by the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the 2024 Annual Meeting of Stockholders, unless the date of the 2025 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2024 Annual Meeting of Stockholders. For the Company’s 2025 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no earlier than January 29, 2025 and no later than February 28, 2025. If the date of the 2025 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2024 Annual Meeting of Stockholders, the stockholder must submit any such proposal or nomination not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting of Stockholders, or the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by the Company.

In addition to satisfying the deadlines in the “advance notice” provisions of our bylaws, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of nominees other than the Company’s nominees submitted under these “advance notice” provisions must include in their notice the information required by Rule 14a-19 under the Exchange Act.

Notices of any proposals or nominations for the Company’s 2025 Annual Meeting of Stockholders should be sent to the Corporate Secretary of the Company at 12830 El Camino Real, Suite 400, San Diego, California 92130.

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of Acadia Pharmaceuticals Inc. will be householding our annual meeting materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of annual meeting materials, please notify your broker or Acadia Pharmaceuticals Inc. Direct your written request to Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130, Attn: Investor Relations, or contact Investor Relations at (858) 558-2871 and we will undertake to promptly deliver a separate copy of the annual meeting materials to you. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2024 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

By Order of the Board of Directors
/s/ Jennifer J. Rhodes
Jennifer J. Rhodes
Executive Vice President, Chief Legal Officer
and Secretary

San Diego, California

April 26, 2024

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ACADIA PHARMACEUTICALS INC., 12830 EL CAMINO REAL, SUITE 400, SAN DIEGO, CALIFORNIA 92130. WE WILL FURNISH A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT.

Appendix A

ACADIA PHARMACEUTICALS INC.
2024 EQUITY INCENTIVE PLAN

1.
GENERAL.
a.
Successor to and Continuation of Prior Plan. The Plan is the successor to and continuation of the Prior Plan. As of the Effective Date, (i) no additional awards may be granted under the Prior Plan or the Inducement Plan; (ii) the Prior Plan’s Available Reserve (plus any Prior Plans’ Returning Shares) will become available for issuance pursuant to Awards granted under this Plan in accordance with Section 2; (iii) all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan; and (iv) all outstanding awards granted under the Inducement Plan will remain subject to the terms of the Inducement Plan. All Awards granted under this Plan will be subject to the terms of this Plan.
b.
Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
c.
Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
d.
Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.
SHARES SUBJECT TO THE PLAN.
a.
Share Reserve.
i.
Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 15,350,000 shares, which number is the sum of: (1) 7,018,288 new shares, plus (2) a number of shares of Common Stock equal to the Prior Plan’s Available Reserve plus the Inducement Plan’s Available Reserve, less (A) one share of Common Stock for every one share that was subject to an Appreciation Award granted under the Prior Plan or the Inducement Plan after December 31, 2023, and prior to the Effective Date and (B) 1.49 shares of Common Stock for every one share that was subject to a Full Value Award granted under the Prior Plan or the Inducement Plan after December 31, 2023, and prior to the Effective Date, plus (3) a number of shares of Common Stock equal to the Prior Plans’ Returning Shares, if any, as such shares become available from time to time.
ii.
Subject to Section 2(c), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (1) one share for each share of Common Stock issued pursuant to an Appreciation Award granted under the Plan; and (2) 1.49 shares for each share of Common Stock issued pursuant to a Full Value Award granted under the Plan.
iii.
Subject to Section 2(c), the number of shares of Common Stock available for issuance under the Plan will be increased by: (1) one share for each Prior Plans’ Returning Share or 2024 Plan Returning Share (as defined in Section 2(c)(iii)) subject to an Appreciation Award; and (2) 1.49 shares for each Prior Plans’ Returning Share or 2024 Plan Returning Share subject to a Full Value Award.
b.
Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 46,050,000 shares.

c.
Share Reserve Operation.
i.
Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
ii.
Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; or (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than shares of Common Stock).
iii.
Previously Issued Shares of Common Stock Available for Subsequent Issuance.The following shares of Common Stock (collectively, the “2024 Plan Returning Shares”) previously issued pursuant to an Award will become available again for issuance under the Plan: any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares.
iv.
Previously Issued Shares of Common Stock Not Available for Subsequent Issuance.The following shares of Common Stock previously issued pursuant to an Award will not become available again for issuance under the Plan: (1) any shares that are reacquired or withheld (or not issued) by the Company to satisfy (A) the exercise or strike price of an Appreciation Award or (B) the purchase price of a Full Value Award; (2) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Appreciation Award or a Full Value Award; (3) any shares repurchased by the Company on the open market with the proceeds of (A) the exercise or strike price of an Appreciation Award or (B) the purchase price of a Full Value Award; and (4) in the event that an SAR is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.
3.
ELIGIBILITY AND LIMITATIONS.
a.
Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
b.
Specific Award Limitations.
i.
Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
ii.
Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
iii.
Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

iv.
Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.
c.
Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
d.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $1,000,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such period, $1,250,000 in total value, in each case calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes. For avoidance of doubt, compensation will count toward this limit for the fiscal year in which it is granted or earned, and not later when distributed in the event it is deferred.
4.
OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

a.
Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
b.
Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
c.
Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
i.
by cash or check, bank draft or money order payable to the Company;
ii.
pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

iii.
by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
iv.
if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
v.
in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
d.
Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
e.
Transferability. Options and SARs may not be transferred to any third-party financial institution without stockholder approval. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
i.
Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
ii.
Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or its authorized designee, an Option or SAR may be transferred pursuant to a domestic relations order.
f.
Vesting. Subject to Section 7(g), the Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
g.
Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous

Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
h.
Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Except as otherwise provided in the Award Agreement or other written agreement between the Participant and the Company or an Affiliate, subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, within such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
i.
three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
ii.
12 months following the date of such termination if such termination is due to the Participant’s Disability;
iii.
18 months following the date of such termination if such termination is due to the Participant’s death; or
iv.
18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination or death, as applicable, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

i.
Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
j.
Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
k.
Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.
AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.
a.
Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board. The terms and conditions of separate Restricted Stock Awards and RSU Awards need not be identical; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
i.
Form of Award.
1.
Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
2.
RSU Awards: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or the Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
ii.
Consideration.
1.
Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
2.
RSU Awards: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
iii.
Vesting. Subject to Section 7(g), the Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
iv.
Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
v.
Dividends and Dividend Equivalents. Subject to Section 7(h), dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a

Restricted Stock Award or RSU Award, as determined by the Board and contained in the applicable Award Agreement.
vi.
Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
b.
Performance Awards. Subject to Section 7(g), with respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock. Subject to Section 7(h), dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Performance Award, as determined by the Board and contained in the applicable Award Agreement.
c.
Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan (including, without limitation, Sections 7(g) and 7(h)), the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards. Subject to Section 7(h), dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Other Award, as determined by the Board and contained in the applicable Award Agreement.
6.
ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
a.
Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section. Moreover, in the event of any such transaction or event or in the event of a Transaction, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code.
b.
Dissolution or Liquidation. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Company or any Affiliate and the Participant, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
c.
Transaction. The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the instrument evidencing the Award, in any other written agreement between the Company or any Affiliate and the Participant, in any director compensation policy of the Company, or unless otherwise expressly provided by the Board at the time of grant of an Award:
i.
Accelerated Vesting of Awards Held by Current Participants Upon Non-Assumption. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Transaction (contingent upon the effectiveness of the Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Transaction pursuant to this subsection (i) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate upon the occurrence of the Transaction at the greater of (x) 100% of the target level of performance and (y) the actual level of performance measured in accordance with the applicable performance goals as of the Transaction (contingent upon the closing of completion of the Transaction). With respect to the vesting of Awards that will accelerate upon the occurrence of a Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Transaction or such later date as required to comply with Section 409A of the Code.
ii.
Awards May Be Assumed. In the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
iii.
Awards Held by Persons other than Current Participants Upon Non-Assumption. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Transaction; provided, however, that any reacquisition or repurchase rights held by the with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Transaction.
iv.
Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
d.
Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
e.
No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares of Common Stock pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.
ADMINISTRATION.
a.
Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
b.
Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
i.
To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
ii.
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Awards fully effective.
iii.
To settle all controversies regarding the Plan and Awards granted under it.
iv.
To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest, including in connection with a Transaction.
v.
To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Transaction, for reasons of administrative convenience.
vi.
To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
vii.
To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
viii.
To submit any amendment to the Plan for stockholder approval.
ix.
To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
x.
Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
xi.
To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
c.
Delegation to Committee.
i.
General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with any Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated. As of the Effective Date the Board has delegated administration of the Plan to the Compensation Committee.
ii.
Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available. In addition, the Board or the Committee, in its sole discretion, may delegate to a Committee who need not be Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
d.
Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
e.
Delegation to Other Person or Body. The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Options and SARs (and, to the extent permitted by Applicable Law, other Awards), provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of shares of Common Stock subject to such Awards; and (iii) determine the terms of such Awards; provided,however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate authority to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value pursuant to Section 13(aa)(iii).
f.
No Repricing Without Stockholder Approval. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price (or strike price) of any outstanding Option or SAR; (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the current Fair Market Value of the Common Stock and grant in substitution therefor (1) a new Option, SAR, Restricted Stock Award, RSU

Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (2) cash and/or (3) other valuable consideration (as determined by the Board or any Committee); or (iii) take any other action that is treated as a repricing under generally accepted accounting principles, unless the stockholders of the Company have approved such an action within the prior 12 months.
g.
Minimum Vesting Requirements. Notwithstanding any other provision of the Plan, except as provided in Section 6(c) (and excluding, for this purpose, any (i) substitute awards, (ii) awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, or (iii) any Awards delivered in lieu of fully-vested cash-based Awards under the Plan (or other fully-vested cash awards or payments)), no equity-based Award may vest (and/or, if applicable, be exercisable) until at least 12 months following the date of grant of the Award; provided, however, that up to 5% of the Share Reserve as defined in Section 13(mmm) may be subject to Awards that do not meet such vesting (and/or, if applicable, exercisability) requirements and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Board’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a change in control, in the terms of the Award or otherwise.
h.
Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement and (iv) in no event shall dividends or dividend equivalents be paid or credited with respect to an Appreciation Award.
8.
TAX WITHHOLDING
a.
Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
b.
Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligations relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award based on such Participant’s minimum applicable statutory tax withholding rates for U.S. federal, state, local and/or foreign income tax and payroll tax purposes or such other higher rates approved by the Committee (which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
c.
No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
d.
Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligations in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.
MISCELLANEOUS.
a.
Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
b.
Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
c.
Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
d.
Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
e.
No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

f.
Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
g.
Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
h.
Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
i.
Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with the following, to the extent applicable and permissible under Applicable Laws (1) the Company’s Dodd-Frank Clawback Policy adopted on October 18, 2023, as amended from time to time; (2) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law; and (3) any other clawback policy that the Company otherwise adopts. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
j.
Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
k.
Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or an Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Award may be transferred to any third-party financial institution without stockholder approval.
l.
Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

m.
Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
n.
Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
o.
Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.
COVENANTS OF THE COMPANY.
a.
Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.
SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.
TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

13.
DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

a.
“Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

b.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
c.
“Applicable Law” means the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
d.
“Appreciation Award” means (i) a stock option or stock appreciation right granted under the Prior Plan or the Inducement Plan or (ii) an Option or Stock Appreciation Right, in each case with respect to which the exercise or strike price (per share) is at least 100% of the Fair Market Value of the Common Stock subject to the stock option or stock appreciation right, or Option or Stock Appreciation Right, as applicable, on the date of grant.
e.
“Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).
f.
“Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
g.
“Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
h.
“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
i.
“Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such an agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such Participant’s gross negligence or gross misconduct; (v) such Participant’s material failure to competently perform their assigned duties for the Company; (vi) sustained poor performance of any material aspect of the Participant’s duties or obligations; or (vii) Participant’s conviction of, or the entry of a pleading of guilty or nolo contendere by Participant to, any crime involving moral turpitude or any felony. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
j.
“Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to a Participant in connection with an Award, such transaction also constitutes a Section 409A Change in Control:

i.
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (1) on account of the acquisition of securities of the Company directly from the Company, (2) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (3) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
ii.
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (1) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
iii.
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
iv.
individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (1) if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or analogous term) actually occur.

k.
“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
l.
“Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
m.
“Common Stock” means the common stock of the Company.
n.
“Company” means Acadia Pharmaceuticals Inc., a Delaware corporation.
o.
“Compensation Committee” means the Compensation Committee of the Board.

p.
“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
q.
“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1 (without regard to any alternative definition thereunder).
r.
“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.
a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
ii.
a sale or other disposition of at least 50% of the outstanding securities of the Company;
iii.
a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
iv.
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
s.
“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
t.
“Director” means a member of the Board.
u.
“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
v.
“Effective Date” means the date on which the Plan was approved by the Company’s stockholders.

w.
“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
x.
“Entity” means a corporation, partnership, limited liability company or other entity.
y.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
z.
“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
aa.
“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
i.
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
ii.
If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
iii.
In the absence of such exchange or market for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
bb.
“Full Value Award” means (i) a stock award granted under the Prior Plan or the Inducement Plan or (ii) an Award, in each case that is not an Appreciation Award.
cc.
“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
dd.
“Grant Notice” means the written notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
ee.
“Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
ff.
“Inducement Plan” means the ACADIA Pharmaceuticals Inc. 2023 Inducement Plan.
gg.
“Inducement Plan’s Available Reserve” means the number of shares available for the grant of new awards under the Inducement Plan as of December 31, 2023.

hh.
“Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
ii.
“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
jj.
“Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
kk.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
ll.
“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
mm.
“Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
nn.
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
oo.
“Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).
pp.
“Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
qq.
“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
rr.
“Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
ss.
“Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance

Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
tt.
“Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by a Committee comprised solely of Non-Employee Directors; (v) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in, or specified increases in, the Fair Market Value of the Common Stock; (x) the growth in the value of an investment in the Common Stock; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest); (xiii) total stockholder return; (xiv) return on assets or net assets; (xv) return on sales; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) gross or net profit margin; (xix) cost reductions or savings; (xx) productivity; (xxi) operating efficiency; (xxii) working capital; or (xxiii) market share; (xxiv) customer satisfaction; (xxv) workforce diversity; (xxvi) results of clinical trials; (xxvii) acceptance of a new drug application by a regulatory body; (xxviii) regulatory body approval for commercialization of a product; (xxix) regulatory body approval of additional indications or improved labeling for an already-approved product; (xxx) launch of a new drug; (xxxi) completion of out-licensing, in-licensing or disposition of product candidates or other acquisition or disposition projects; (xxxii) successful completion of a financing; (xxxiii) maintenance and enhancement of investor base; and (xxxiv) other measures of performance selected by the Board.
uu.
“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to make other appropriate adjustments selected by the Board. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable Award Agreement or the written terms of a Performance Award.

vv.
“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of, or any payment under, an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
ww.
“Plan” means this Acadia Pharmaceuticals Inc. 2024 Equity Incentive Plan, as amended from time to time.
xx.
“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.
yy.
“Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
zz.
“Prior Plan” means the ACADIA Pharmaceuticals Inc. 2010 Equity Incentive Plan, as amended.
aaa.
“Prior Plan’s Available Reserve” means the number of shares available for the grant of new awards under the Prior Plan as of December 31, 2023.
bbb.
“Prior Plans’ Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plan or the Inducement Plan and that following December 31, 2023: (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are not issued because such stock award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.
ccc.
“Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.
ddd.
“Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
eee.
“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
fff.
“RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
ggg.
“RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
hhh.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
iii.
“Rule 405” means Rule 405 promulgated under the Securities Act.
jjj.
“SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the

SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
kkk.
“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
lll.
“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2) (A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
mmm.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
nnn.
“Share Reserve” means the number of shares of Common Stock available for issuance under the Plan as set forth in Section 2(a), subject to adjustment pursuant to Section 6(a) in connection with Capitalization Adjustments.
ooo.
“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
ppp.
“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
qqq.
“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
rrr.
“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
sss.
“Transaction” means a Corporate Transaction of a Change in Control.

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A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

Nominee	For	Withhold
01 - Julian C. Baker	☐	☐
02 - Stephen R. Biggar, M.D., Ph.D.	☐	☐
03 - Daniel B. Soland	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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3 3 B V

03ZDMB

The 2024 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc. will be held on Wednesday, May 29, 2024, at 9:00 A.M., Pacific Time, virtually via the Internet at meetnow.global/MCJNNMF

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Votes submitted electronically or by telephone must be received by May 28, 2024 at 11:59 P.M., Eastern time.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement, Form 10-K for the Year Ended December 31, 2023 and Annual Report to Stockholders are available at **https://ir.acadia.com.**

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Acadia Pharmaceuticals Inc.

The annual meeting will be held virtually on May 29, 2024 at 9:00 A.M., Pacific Time. You can attend the annual meeting by visiting meetnow.global/MCJNNMF, where you will be able to listen to the meeting live, submit questions and vote online. Votes submitted electronically or by telephone must be received by May 28, 2024 at 11:59 P.M., Eastern time.

The undersigned hereby appoints Stephen R. Davis, Jennifer J. Rhodes and Mark C. Schneyer, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Acadia Pharmaceuticals Inc. which the undersigned may be entitled to vote at the 2024 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc. to be held virtually on May 29, 2024 at 9:00 A.M., Pacific Time by visiting meetnow.global/MCJNNMF, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby revokes all previously submitted proxies for the Annual Meeting of Stockholders to be held on May 29, 2024.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, EACH AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

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